
                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                 PURCHASE AND SALE OF EQUITY INTERESTS AGREEMENT

                                  by and among

                               SILLC HOLDINGS LLC,

                           ROCKY SHOES AND BOOTS, INC.

                                       and

         solely for purposes of Section 5.13, Section 5.14, Article VII,
                        Article IX and Article X hereof,
                            STRATEGIC INDUSTRIES LLC

                          Dated as of December 6, 2004

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                                TABLE OF CONTENTS

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ARTICLE I     DEFINITIONS....................................................   1

   Section 1.1.   Definitions................................................   1

ARTICLE II    PURCHASE AND SALE OF EQUITY INTERESTS; CLOSING;
              RELATED MATTERS................................................  11

   Section 2.1.   Purchase and Sale of the Equity Interests..................  11

   Section 2.2.   Closing; Delivery of the Equity Interests..................  11

   Section 2.3.   Purchase Consideration.....................................  11

   Section 2.4.   Payment of Purchase Consideration..........................  12

   Section 2.5.   Legend for Stock Consideration.............................  12

   Section 2.6.   Escrow Account.............................................  12

   Section 2.7.   Working Capital Estimate...................................  12

   Section 2.8.   Closing Statement; Adjustment to Net Purchase Price........  12

   Section 2.9.   Adjustment to Purchase Consideration.......................  15

   Section 2.10.  Retained Liabilities.......................................  15

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF SELLER.......................  15

   Section 3.1.   Organization...............................................  15

   Section 3.2.   Authority..................................................  15

   Section 3.3.   Organization and Related Matters...........................  15

   Section 3.4.   Authority; No Violation; Consents..........................  16

   Section 3.5.   Financial Statements.......................................  17

   Section 3.6.   Absence of Undisclosed Liabilities.........................  17

   Section 3.7.   Compliance with Applicable Laws............................  17

   Section 3.8.   Assets and Real Property...................................  18

   Section 3.9.   Contracts..................................................  19

   Section 3.10.  Intellectual Property......................................  20

   Section 3.11.  Legal Proceedings..........................................  21

   Section 3.12.  Tax Matters................................................  21

   Section 3.13.  Insurance..................................................  23

   Section 3.14.  Benefit Plans..............................................  23

   Section 3.15.  Environmental Matters......................................  25
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                                TABLE OF CONTENTS
                                  (continued)

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   Section 3.16.  Employee Relations.........................................   26

   Section 3.17.  Bank Accounts and Letters of Credit........................   26

   Section 3.18.  Absence of Changes.........................................   26

   Section 3.19.  No Brokers.................................................   28

   Section 3.20.  Compensation Arrangements; Officers and Directors..........   28

   Section 3.21.  Customers and Suppliers....................................   28

   Section 3.22.  Disclaimer of Other Representations and Warranties.........   28

   Section 3.23.  Inventory..................................................   29

   Section 3.24.  Accounts Receivable........................................   29

   Section 3.25.  Warranty and Other Claims..................................   29

   Section 3.26.  Disclosure.................................................   29

   Section 3.27.  Investment Intent..........................................   29

   Section 3.28.  Investigation..............................................   29

   Section 3.29.  Employment Agreements......................................   30

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF BUYER........................   30

   Section 4.1.   Organization...............................................   30

   Section 4.2.   Authority..................................................   30

   Section 4.3.   Organization and Related Matters...........................   30

   Section 4.4.   Authority; No Violation; Consents..........................   31

   Section 4.5.   Compliance with Applicable Laws............................   32

   Section 4.6.   Legal Proceedings..........................................   32

   Section 4.7.   Absence of Changes.........................................   32

   Section 4.8.   Disclosure.................................................   32

   Section 4.9.   No Brokers.................................................   33

   Section 4.10.  Financing..................................................   33

   Section 4.11.  Investment Intent..........................................   33

   Section 4.12.  Investigation..............................................   33

   Section 4.13.  SEC Reports................................................   33

   Section 4.14.  Disclaimer of Other Representations and Warranties.........   34

   Section 4.15.  Taxes......................................................   34
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                                      - ii -

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                                TABLE OF CONTENTS
                                  (continued)

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ARTICLE V     COVENANTS......................................................   34

   Section 5.1.   Conduct of Business of Companies and their Subsidiaries....   34

   Section 5.2.   Conduct of Business of Buyer and its Subsidiaries..........   35

   Section 5.3.   Governmental Consents and Filings..........................   36

   Section 5.4.   Additional Agreements......................................   36

   Section 5.5.   Expenses...................................................   37

   Section 5.6.   Access; Certain Communications.............................   37

   Section 5.7.   Confidentiality............................................   38

   Section 5.8.   Financing..................................................   38

   Section 5.9.   Tax Matters................................................   38

   Section 5.10.  Employee Matters..........................................    41

   Section 5.11.  Termination of Affiliate Relations.........................   43

   Section 5.12.  Directors and Officers; Other Relationships................   43

   Section 5.13.  Non-Solicitation of Employees..............................   43

   Section 5.14.  Covenant Not to Compete....................................   43

   Section 5.15.  Return of Documents........................................   44

   Section 5.16.  Non-Solicitation of Buyers.................................   44

   Section 5.17.  Notification of Breach.....................................   44

   Section 5.18.  Audit......................................................   45

   Section 5.19.  Monthly Financial Information Reporting....................   45

   Section 5.20.  Debt Commitment Letter.....................................   45

   Section 5.21.  Payments...................................................   45

   Section 5.22.  Actions Subsequent to Closing..............................   45

ARTICLE VI    CONDITIONS TO CLOSING..........................................   46

   Section 6.1.   Conditions to Buyer's Obligations..........................   46

   Section 6.2.   Conditions to Seller's Obligations.........................   47

   Section 6.3.   Mutual Conditions..........................................   48

ARTICLE VII   SURVIVAL AND INDEMNIFICATION...................................   49

   Section 7.1.   Survival...................................................   49

   Section 7.2.   Indemnification............................................   49
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                                TABLE OF CONTENTS
                                  (continued)

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   Section 7.3.   Method of Asserting Claims, Etc............................   49

   Section 7.4.   Indemnification Amounts....................................   50

   Section 7.5.   Losses Net of Insurance, Etc...............................   51

   Section 7.6.   Satisfaction of Claims.....................................   52

   Section 7.7.   No Set-Off.................................................   52

   Section 7.8.   Losses for Environmental Liabilities.......................   52

   Section 7.9.   Sole Remedy................................................   52

ARTICLE VIII  TERMINATION....................................................   53

   Section 8.1.   Termination................................................   53

   Section 8.2.   Effect of Termination......................................   54

ARTICLE IX    PARENT GUARANTY................................................   54

   Section 9.1.    Representations and Warranties of Parent..................   54

   Section 9.2.    Guaranty..................................................   55

ARTICLE X     MISCELLANEOUS.................................................    56

   Section 10.1.   Amendments; Extension; Waiver.............................   56

   Section 10.2.   Entire Agreement..........................................   56

   Section 10.3.   Interpretation............................................   56

   Section 10.4.   Severability..............................................   56

   Section 10.5.   Notices...................................................   56

   Section 10.6.   Binding Effect; Persons Benefiting; No Assignment.........   57

   Section 10.7.   Supplemental Disclosure...................................   57

   Section 10.8.   Counterparts..............................................   58

   Section 10.9.   Governing Law.............................................   58

   Section 10.10.  Mutual Drafting...........................................   58

   Section 10.11.  Certain Understandings....................................   58

Exhibits

Exhibit A -- Escrow Agreement

Exhibit B -- Debt Commitment Letter

Exhibit C -- Termination Agreement

Exhibit D -- Opinion of Dechert LLP

Exhibit E -- Registration Rights Agreement

Exhibit F -- Opinion of Porter, Wright, Morris & Arthur LLP

Exhibit G -- Beacon Letter

Companies Disclosure Schedules

Schedule 1.1           Definitions - Knowledge of Seller
Schedule 1.1           Definitions - Permitted Encumbrances
Schedule 3.3           Organization and Related Matters
Schedule 3.4           Authority; No Violation; Consents - Third Party Consents
Schedule 3.4           Authority; No Violation; Consents - Governmental Consents
Schedule 3.5           Financial Statements
Schedule 3.6           Absence of Undisclosed Liabilities
Schedule 3.7           Compliance with Applicable Laws
Schedule 3.8           Real Property
Schedule 3.9           Contracts
Schedule 3.10(a)       Intellectual Property
Schedule 3.10(b)       Intellectual Property
Schedule 3.10(c)       Infringement
Schedule 3.11          Legal Proceedings
Schedule 3.12          Tax Matters
Schedule 3.13          Insurance
Schedule 3.14          Benefit Plans
Schedule 3.15          Environmental Matters
Schedule 3.16          Employee Relations
Schedule 3.17          Bank Accounts and Letters of Credit
Schedule 3.18          Absence of Changes
Schedule 3.20          Compensation Arrangements; Officers and Directors
Schedule 3.21          Customers and Suppliers
Schedule 3.23          Inventory
Schedule 3.24          Accounts Receivable
Schedule 3.25          Warranty and Other Claims
Schedule 5.1           Conduct of Business of Companies and their Subsidiaries
Schedule 5.11          Termination of Affiliate Relations
Schedule 5.12          Directors and Officers; Other Relationships
Schedule 5.14          Restricted Territory
Schedule 6.1(l)(i)     Conditions to Buyer's Obligations-Third Party and
                       Governmental Consents
Schedule 6.1(l)(ii)    Conditions to Buyer's Obligations-Third Party and
                       Governmental Consents
Schedule 6.1(l)(iii)   Conditions to Buyer's Obligations-Third Party and
                       Governmental Consents
Schedule 9.1(e)        Parent's Balance Sheet

Buyer Disclosure Schedules

Schedule 1.1           Definitions - Knowledge of Buyer

                 PURCHASE AND SALE OF EQUITY INTERESTS AGREEMENT

      PURCHASE AND SALE OF EQUITY INTERESTS AGREEMENT, dated as of December 6, 2004 (this "Agreement"), by and among ROCKY SHOES AND BOOTS, INC., an Ohio corporation ("Buyer") and SILLC HOLDINGS LLC, a Delaware limited liability company ("Seller"), and, solely for purposes of Section 5.13, Section 5.14,
Article VII, Article IX and Article X hereof, STRATEGIC INDUSTRIES, LLC ("Parent").

                                    RECITALS:

      WHEREAS, Seller owns beneficially and of record all of the outstanding limited liability interests (the "Equity Interests") of EJ Footwear LLC, a Delaware limited liability company ("EJ Footwear"), Georgia Boot LLC, a Delaware limited liability company ("Georgia Boot"), and HM Lehigh Safety Shoe Co. LLC, a Delaware limited liability company ("Lehigh Safety," and collectively with EJ Footwear and Georgia Boot, the "Companies");

      WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase the Equity Interests on the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, Buyer and Seller desire to make certain representations, covenants and agreements in connection with the transactions contemplated by this Agreement; and

      WHEREAS, as an inducement to Buyer to execute and deliver this Agreement, Parent desires to guarantee the payment when due of certain obligations and liabilities of Seller as provided herein.

      NOW, THEREFORE, in consideration of and premised upon the various representations, warranties, covenants and other agreements and undertakings of the parties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

      Section 1.1    Definitions.

            (a) For all purposes in this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1:

      "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Equity Interests, by Contract or otherwise; and the terms "controlling" and "controlled" have correlative meanings to the foregoing. For purposes of the definition of "control," a general partner or managing member of a Person shall always be considered to control such Person.

      "Aggregate Cash Consideration" means the cash amount equal to the Cash Consideration plus (x) the amount, if any, by which Estimated Working Capital exceeds the Reference Amount, minus (y) the amount, if any, by which the Reference Amount exceeds Estimated Working Capital.

      "Applicable Law" means any statute, law, ordinance, rule, public administrative interpretation, published policy statement, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to the Person or Persons referenced.

      "Business Day" means any day other than a Saturday, Sunday or a day on which the New York Stock Exchange is closed for regular business.

      "Buyer 401(k) Plan" means the Rocky Shoes & Boots Non-Union Employees 401(k) Plan, a defined contribution pension plan which is qualified under
Section 401 (a) of the Code and meets the requirements of Section 401(k) of the Code and the regulations thereunder.

      "Buyer Disclosure Schedule" means the disclosure schedule previously delivered by Buyer to Seller.

      "Buyer Option Plans" means the Buyer's 1992 Stock Option Plan, Second Amended and Restated 1995 Stock Option Plan, and 2004 Stock Incentive Plan, in each case as amended and in effect on the date hereof.

      "Buyer Rights Agreement" means the Rights Agreement, dated as of November 5, 1997, by and between Buyer and The Fifth Third Bank, as Rights Agent.

      "Cash Consideration" means that component of the Purchase Consideration consisting of Eighty Seven Million Seven Hundred Thousand Dollars ($87,700,000).

      "Closing" means the completion of the transactions contemplated by this Agreement.

      "Closing Date" means the date of the Closing.

      "COBRA" means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Companies Disclosure Schedule" means the disclosure schedule previously delivered by Seller to Buyer.

      "Contract" means with respect to any Person, any understanding or arrangement to the extent it is binding on such Person, and any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease or other binding commitment, oral or written, to which such Person is a party or by which it is bound or to which any of its assets or properties is subject.

      "Credit Agreements" means: (i) the Loan and Security Agreement dated as of March 24, 2000 (as amended to date) among the financial institutions named therein, as lenders, Bank of America, N.A., as agent, the borrowers named therein and SILLC Holdings, LLC, as guarantor, and (ii) the First Amended and Restated Indenture dated as of August 18, 2000 (as amended and supplemented to date) by and between Strategic Finance Company, as agent and Wells Fargo Bank Minnesota, National Association, as trustee.

      "Debt" means all obligations of the Companies and their Subsidiaries for borrowed money evidenced by notes, bonds, debentures or similar instruments and all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties, related to any items of Debt of the type referred to herein; provided, however, that Debt shall not include any Debt incurred in connection with the Financing.

      "Dollar" or "Dollars" or "$" means United States dollar currency in all cases, unless otherwise specified.

      "Employee Benefit Plan" means each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program, contract, policy or arrangement, whether or not written and whether or not covered by ERISA, that is or was maintained, sponsored, administered or contributed to by any Company or any Subsidiaries or, where specified, Seller, any ERISA Affiliate of Seller, and any Company or any Subsidiary.

      "Encumbrance" means any lien, pledge, security interest, charge, leases, levies, options, rights of first refusal, hypothecation, encumbrance, mortgage or adverse claims of any kind, except for restrictions constituting limits on transferability pursuant to applicable Securities Laws.

      "Environmental Laws" means Applicable Laws relating to contamination of the environment (including ambient air, surface water, ground water, stream, river sediments, soil, land surface or subsurface strata) or the manufacture, distribution, treatment, storage, handling, disposal or management of Hazardous Substances including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act ("CERCLA"); the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Federal Clean Air Act, as amended; the Toxic Substances Control Act, as amended; the Safe Drinking Water Act, as amended; the Pollution Control Act of 1990, as amended; and comparable state and local laws, in all of the foregoing cases, as in effect on the date hereof.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" means any entity that is considered a single employer with any Company under Section 414 of the Code.

      "Escrow Letter of Credit" means an Irrevocable Letter of Credit, dated as of the Closing Date, issued by Bank of America, NA in favor of the Escrow Agent in the initial face amount of $2,000,000.

      "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

      "Exclusivity Agreement" means that letter agreement dated November 8, 2004, by and between Buyer and Seller.

      "Final Closing Statement" shall mean (x) the Closing Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 2.8(c) or (y) if such a Notice of Disagreement is so delivered, the Closing Statement as agreed by Seller and Buyer pursuant to
Section 2.8 or (z) if such Notice of Disagreement is so delivered and in the absence of such agreement, the Final Closing Date Statement as prepared by the Arbiter pursuant to Section 2.8.

      "Final Working Capital" shall mean the Closing Date Working Capital as shown in the Final Closing Statement.

      "Financial Releases" means the releases necessary to release the Companies and their Subsidiaries from the Encumbrances created as a result of any Debt, including the Credit Agreements.

      "Financing Commitment Delivery Date" shall mean December 15, 2004.

      "GAAP" means generally accepted accounting principles as used in the United States of America.

      "GAAP Consistently Applied" means GAAP (A) using the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used by the Companies in preparing the Financial Information and (B) not taking into account any changes in circumstances or events occurring after the closing of business on the Closing Date.

      "Governmental Authority" means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government, and any governmental or non-governmental self-regulatory organization.

      "Hazardous Substances" shall mean any industrial, hazardous, toxic or polluting substance, chemicals, contaminants, material or waste, including petroleum or any derivative or by-products thereof, asbestos and asbestos-containing materials, radioactive materials, lead based paint, radon, urea formaldehyde, and polychlorinated biphenyls that are regulated by or for which standards of conduct are prescribed under or in included in the definition of "hazardous substances," "hazardous materials," "hazardous constituents," "toxic substances," "pollutants," "contaminants," or any similar denomination intended to classify or regulate carcinogenicity, ignitability, corrosivity or activity under Environmental Laws.

      "Indemnified Party" shall mean the party entitled to indemnification pursuant to Article VII.

      "Indemnifying Party" shall mean the party required to indemnify the other party pursuant to Article VII.

      "IRS" means the Internal Revenue Service of the United States.

      "Intellectual Property" means patents and patent applications; trademarks, service marks, trade dress, logos, trade names, Internet domain names, designs, slogans, tag lines and all registrations and applications for registrations of the foregoing; copyrights and all registrations and applications for registration of the foregoing; computer software (including source and object codes), computer programs, computer data bases, proprietary technology, trade secrets and confidential business information (including ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information).

      "Inventory" means all inventories of raw materials, works-in-process, finished goods, products under research and development which are held at the locations of the Companies or their Subsidiaries, or are in transit from suppliers to the Companies or their Subsidiaries or in transit from the Companies or their Subsidiaries to customers, or located at a location of a customer by consignment, in each case, which are used or held for use by the Companies or their Subsidiaries in the conduct of their respective businesses.

      "Knowledge" means, with respect to a natural person, the actual knowledge of a particular fact or other matter by that person, and (A) with respect to Seller, the actual knowledge of a particular fact or other matter by any of the individuals set forth on Section 1.1 of the Companies Disclosure Schedule; provided, whenever Seller makes any representation, warranty or other statement to its Knowledge, Seller will be deemed to have made due inquiry into the subject matter of such representation, warranty or other statement and (B) with respect to the Buyer, the actual knowledge of a particular fact or other matter by any of the individuals set forth on Section 1.1 of the Buyer Disclosure Schedule; provided, whenever Buyer makes any representation, warranty or other statement to its Knowledge, Buyer will be deemed to have made due inquiry into the subject matter of such representation, warranty or other statement.

      "Material Adverse Effect" means, with respect to any Person, any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, financial condition or results of operations of such Person and its Subsidiaries (or, in the case of any Company or any Subsidiary of the Companies, the Companies and their Subsidiaries) taken together as a whole, or the ability of such Person to consummate the transactions contemplated hereby on or before the Drop Dead Date, provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to, resulting from or relating to (i) any adverse conditions affecting the footwear industries generally, declines in any securities market or segment thereof, general national, international or regional economic or financial conditions, or any outbreaks of hostilities or terrorism or escalation thereof or other calamity or crisis; (ii) compliance with the terms of, or the taking of any action required by or consented to by the other party to this Agreement, pursuant to, this Agreement; (iii) seasonal fluctuations in the business of such Person; or (iv) actions required to be taken under Applicable Law, or Contracts binding on such Person.

      "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

      "Permitted Encumbrances" means with regards to any Person the following encumbrances: (i) exceptions, objections, agreements, claims, defects, easements, rights of way, encroachments, encumbrances, covenants, reservations, restrictions, conditions, leases, tenancies and the like of record, (ii) zoning, building, subdivision and other statutory or regulatory conditions and restrictions, (iii) liens for Taxes and assessments not yet due and payable, and for which reserves are reflected on the books and records of such Person, (iv) Encumbrances disclosed on Section 1.1 of the Companies Disclosure Schedule (in the case of the Companies and their Subsidiaries) and (v) other exceptions, restrictions or limitations which do not materially restrict or impair the use of such property for the business of such Person.

      "Person" means any natural person, corporation, company, limited liability company, partnership (limited or general), joint venture, association, trust, unincorporated organization or other entity.

      "Reference Amount" shall mean $53,100,000.

      "Retained Liabilities" means any indebtedness, obligations, and other liabilities of Seller, any Affiliates of Seller, the Companies or their Subsidiaries of any kind, character or description whatsoever with respect to:

            (a) all liabilities associated with the Strategic Industries, LLC Group Pension Plan maintained by Seller (the "Seller's Pension Plan"), including without limitation, any claim with respect to the accrued benefits under the Seller's Pension Plan;

            (b) except as expressly assumed by Buyer pursuant to Section 5.10(c) hereto, all liabilities associated with Seller's 401(k) Plan, including without limitation, any claim with respect to the accrued benefits under Seller's 401(k) Plan;

            (c) all liabilities for any deferred compensation, phantom unit plans, or supplemental employee retirement income, including any requirements pursuant to any individual agreements;

            (d) all liabilities associated with the employment and severance from employment of Gerald M. Cohn, including but not limited to, any executive deferred compensation, severance or bonus payment; and

            (e) all liabilities to the extent arising from the conduct of the business of any of the Companies or any of their Subsidiaries, or any predecessor in interest thereto, on or before the Closing Date, arising from or otherwise relating to Environmental Laws or Environmental

Permits; provided, Seller shall be entitled to any insurance, indemnity or other third party recoveries related to any actions undertaken to comply with Environmental Laws or Environmental Permits, whether or not such recoveries are sought before or after the Closing Date, so long as such insurance, indemnity or other third party recoveries relate to a Retained Liability hereunder.

      "SEC" means the United States Securities and Exchange Commission.

      "Securities" means: (a) capital stock, partnership interests, membership interests, beneficial interests or any other equity or ownership interests in the Person referenced; (b) any instruments convertible into or exchangeable for, or whose value is determined by reference to, any such interests; or (c) any other rights, warrants or options to acquire or dispose of any of the foregoing.

      "Securities Act" means the United States Securities Act of 1933, as amended.

      "Securities Laws" means the Securities Act; the Exchange Act; the published rules and regulations of the SEC promulgated thereunder; the securities or "blue sky" laws of any state or territory of the United States and the comparable laws, rules and regulations in effect in any other country.

      "Seller 401(k) Plan" means the Strategic Industries, LLC Retirement Savings and Investment Plan.

      "Stock Consideration" means 484,261 shares of common stock of Buyer ("Buyer Common Stock") (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Buyer after the date hereof with respect to the Stock Consideration).

      "Subsidiary," and "Subsidiaries" of any Person means any entity or entities of which more than 50% of the effective voting power or Securities of such entity or entities is directly or indirectly owned by such Person.

      "Tax" or "Taxes" means (i) any taxes, assessments, fees and other governmental charges imposed by any Governmental Authority, including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, (ii) any liability for payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated, or unitary group for any period prior to the Closing, and (iii) any interest, penalty, or addition imposed in connection with any of the amounts described in (i) or (ii).

      "Working Capital" means an amount equal to all "current assets" minus all "current liabilities," in each case as such "current assets" and "current liabilities" are accrued and reflected on the books and records of the Companies in accordance with GAAP Consistently

Applied; provided, that (A) "current assets" shall not include (i) cash and cash equivalents of the Companies and their Subsidiaries, (ii) short-term deferred Taxes, or (iii) Inventory and Accounts Receivable in respect of Hummer-branded footwear, and (B) "current liabilities" shall not include (i) Debt or interest accrued in respect of Debt, (ii) income Taxes payable, (iii) accrued management fees payable to Seller, (iv) Retained Liabilities, (v) any out-of-pocket liabilities incurred in respect of the Financing, (vi) any accounts payable for which checks are outstanding as of the Closing and (vii) accrued professional fees relating to the transactions contemplated by this Agreement. Notwithstanding the foregoing, all Tax assets and Tax liabilities shall be disregarded for purposes of determining "Working Capital."

      The following terms shall have the meaning specified on the indicated page of this Agreement:

$                                                                              3
30-Day Review Period                                                          40
Accounts Receivable                                                           29
Acquisition Proposal                                                          44
Affiliate                                                                      1
Aggregate Cash Consideration                                                   2
Agreement                                                                      1
Applicable Law                                                                 2
Arbiter                                                                       13
Asserted Liability                                                            50
Beacon Letter                                                                 48
Business Day                                                                   2
Buyer                                                                          1
Buyer 401(k) Plan                                                              2
Buyer Basket Amount                                                           51
Buyer Benefit Plans                                                           42
Buyer Capital Stock                                                           31
Buyer Common Stock                                                             7
Buyer Disclosure Schedule                                                      2
Buyer Maximum Amount                                                          51
Buyer Option Plans                                                             2
Buyer Preferred Stock                                                         30
Buyer Rights Agreement                                                         2
Buyer SEC Reports                                                             33
Buyer Series B Preferred Stock                                                30
Buyer Trustee                                                                 42
Buyer Voting Preferred Stock                                                  30
Cash Consideration                                                             2
CERCLA                                                                         3
Claims Notice                                                                 50
Closing                                                                        2
Closing Date                                                                   2
Closing Date Balance Sheet                                                    13
Closing Date Working Capital                                                  13

Closing Financial Statements                                                  45
Closing Statement                                                             12
COBRA                                                                          2
Code                                                                           2
Collateral Source                                                             51
Companies                                                                      1
Companies Disclosure Schedule                                                  2
Company Subgroup                                                              39
Competing Business                                                            44
Contract                                                                       2
control                                                                        1
controlled                                                                     1
controlling                                                                    1
Credit Agreements                                                              3
Debt                                                                           3
Debt Commitment Letter                                                        33
Dollar                                                                         3
Dollars                                                                        3
Drop Dead Date                                                                54
EJ Footwear                                                                    1
Employee Benefit Plan                                                          3
Encumbrance                                                                    3
Environmental Laws                                                             3
Environmental Permits                                                         25
Equity Interests                                                               1
ERISA                                                                          3
ERISA Affiliate                                                                3
Escrow Account                                                                12
Escrow Agent                                                                  12
Escrow Agreement                                                              12
Escrow Letter of Credit                                                        4
Estimated Working Capital                                                     12
Exchange Act                                                                   4
Exclusivity Agreement                                                          4
Final Adjustment Amount                                                       14
Final Closing Statement                                                        4
Final Determination                                                           41
Final Working Capital                                                          4
Financial Information                                                         17
Financial Releases                                                             4
Financing                                                                     46
Financing Commitment Delivery Date                                             4
GAAP                                                                           4
GAAP Consistently Applied                                                      4
General Survival Period                                                       49
Georgia Boot                                                                   1

GMNAO Termination Agreement                                                   21
Governmental Authority                                                         4
Governmental Consents                                                         17
Group                                                                         39
Guaranteed Obligations                                                        55
Hazardous Substances                                                           4
HSR Act                                                                       36
HSR Filing                                                                    36
Indemnified Party                                                              5
Indemnifying Parties                                                          50
Indemnifying Party                                                             5
Insurance Assumption Agreements                                               47
Insurance Policies                                                            23
Insurer                                                                       47
Intellectual Property                                                          5
Inventory                                                                      5
IRS                                                                            5
Knowledge                                                                      5
Leased Real Property                                                          18
Lehigh Safety                                                                  1
Letter of Credit                                                              26
Losses                                                                        49
Material Adverse Effect                                                        5
Material Contracts                                                            20
Material Customer                                                             28
Material Supplier                                                             28
Multiemployer Plan                                                             6
Notice of Disagreement                                                        13
Parent                                                                         1
Parent's Balance Sheet                                                        55
Permitted Encumbrances                                                         6
Person                                                                         6
Pre-Closing Consolidated Returns                                              39
Pre-Closing Tax Period                                                        39
Purchase Consideration                                                        11
Real Property Leases                                                          18
Reference Amount                                                               6
Registration Rights Agreement                                                 48
Release                                                                       25
Remediation                                                                   25
Restricted Territory                                                          44
Retained Liabilities                                                           6
Returns                                                                       22
SEC                                                                            7
Securities                                                                     7
Securities Act                                                                 7

Securities Laws                                                                7
Seller                                                                         1
Seller 401(k) Plan                                                             7
Seller Basket Amount                                                          51
Seller Maximum Amount                                                         51
Seller Trustee                                                                42
Seller's Pension Plan                                                          6
SERP                                                                          55
Statement                                                                     40
Stock Consideration                                                            7
Straddle Period                                                               39
Straddle Period Return                                                        40
Subsidiaries                                                                   7
Subsidiary                                                                     7
Tax                                                                            7
Tax Notice                                                                    41
Taxes                                                                          7
Termination Agreement                                                         46
Unaudited Balance Sheet                                                       17
Working Capital                                                                7

                                   ARTICLE II

         PURCHASE AND SALE OF EQUITY INTERESTS; CLOSING; RELATED MATTERS

      Section 2.1. Purchase and Sale of the Equity Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all right, title and interest in and to the Equity Interests, free and clear of any Encumbrances. The consideration to be paid by Buyer for the Equity Interests is set forth in Section 2.3 hereof, subject to the adjustments set forth in Section 2.8.

      Section 2.2. Closing; Delivery of the Equity Interests. The Closing shall take place (a) at the offices of Dechert LLP, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, PA, at 10:00 a.m. on the second Business Day following the date on which the last of the conditions set forth in Article VI (other than conditions in respect of documents or agreements to be delivered at Closing) are fulfilled or waived in accordance with this Agreement or (b) at such other place, time or date as Buyer and Seller may agree. At the Closing, Seller will deliver to Buyer one or more certificates representing all of the Equity Interests, duly endorsed in blank or accompanied by instruments of transfer duly executed in blank, in appropriate form and sufficient to transfer the Equity Interests to Buyer, free and clear of any Encumbrances, other than those Encumbrances created as a result of the transactions contemplated hereby.

      Section 2.3. Purchase Consideration. The aggregate amount payable by Buyer to Seller in respect of the Equity Interests (the "Purchase Consideration") shall consist of (i) cash in an amount equal to the Cash Consideration, subject to adjustment as contemplated by Section 2.8 hereof, and (ii) the Stock Consideration.

      Section 2.4. Payment of Purchase Consideration. In consideration of the sale of the Equity Interests to Buyer, the Purchase Consideration will be paid at the Closing as follows:

            (i) the Aggregate Cash Consideration shall be paid to Seller by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer prior to the Closing; and

            (ii) the Stock Consideration shall be delivered to Seller.

      Section 2.5. Legend for Stock Consideration. The certificate(s) evidencing the shares of Buyer Common Stock delivered to Seller as Stock Consideration shall bear the following legend in conspicuous type:

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

      Section 2.6. Escrow Account.

            (a) On or prior to the Closing Date, Buyer and Seller shall establish an escrow (the "Escrow Account") with PNC Bank, N.A. (the "Escrow Agent"), by the execution and delivery of an Escrow Agreement substantially in the form attached as Exhibit A hereto (the "Escrow Agreement").

            (b) On or prior to Closing, Seller shall deliver to the Escrow Agent the Escrow Letter of Credit. The Escrow Letter of Credit shall, on the terms set forth in the Escrow Agreement, secure the performance of Seller's indemnity obligations under Section 7.2(a) hereof, including but not limited to, payments or other funding made with respect to the Retained Liabilities, and the Escrow Agent shall be entitled to draw on the Escrow Letter of Credit to fund the Escrow Account in accordance with the terms and subject to the conditions set forth in the Escrow Agreement.

      Section 2.7. Working Capital Estimate. No less than three (3) days prior to the anticipated Closing Date, Seller shall deliver to Buyer a good faith estimate of Working Capital as of the close of business on the Closing Date ("Estimated Working Capital") together with a statement of the calculation of the Estimated Working Capital.

      Section 2.8. Closing Statement; Adjustment to Net Purchase Price.

            (a) Within 45 days after the Closing Date, Buyer shall cause to be prepared and shall deliver to Seller a statement (the "Closing Statement"), which shall include (i) a combined balance sheet (the "Closing Date Balance Sheet") of the Companies and their Subsidiaries as of the Closing Date prepared in accordance with GAAP Consistently Applied and (ii) a statement based on such Closing Date Balance Sheet setting forth in reasonable detail a calculation of the Working Capital as of the close of business on the Closing Date ("Closing Date Working Capital").

            (b) Each of Seller and Buyer agrees that it will, and it will use reasonable efforts to cause its respective agents and representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of the Closing Date Working Capital and in the conduct of the reviews and dispute resolution process referred to in this Section 2.8. Prior to the delivery of the Closing Statement, Buyer shall afford Seller and its representatives the ability to observe the preparation of the Closing Statement and shall make Buyer's financial officers reasonably available to answer any questions regarding such calculations and preparation of the Closing Statement.

            (c) During the 30-day period following Seller's receipt of the Closing Statement, Seller and its independent accountants shall at Seller's expense be permitted to review, and Buyer shall make available to Seller, the supporting schedules, analyses, working papers and other documentation of Buyer relating to the Closing Statement and to ask questions, receive answers and request such other data and information from each of them as shall be reasonable under the circumstances. The Closing Statement shall become final and binding upon the parties on the Business Day following the 30th day following delivery thereof (and the Working Capital amounts reflected therein shall be deemed to be the Closing Date Working Capital, unless Seller gives written notice of its disagreement with the Closing Statement ("Notice of Disagreement") to Buyer prior to such date). Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and only include disagreements based upon Closing Date Working Capital not being calculated in accordance with this Section 2.8. Seller shall make available all supporting schedules, analyses, working papers and other documentation with respect to the disputed items in the Notice of Disagreement. Seller shall be deemed to have agreed with all items and amounts included in the calculation of Closing Date Working Capital delivered pursuant to Section 2.8(a) except such items that are specifically disputed in the Notice of Disagreement.

      During the 15-day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph or such longer period as Seller and Buyer shall mutually agree, Seller and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement, and in the event Seller and Buyer are able to reach such resolution then the amount so agreed by them in writing shall be deemed to be the Closing Date Working Capital. If, at the end of such 15-day period (or such longer period as mutually agreed between Seller and Buyer), Seller and Buyer have not so resolved such differences, Seller and Buyer shall submit the dispute for resolution to an independent accounting firm (the "Arbiter") for review and resolution of any and all matters which remain in dispute and which were properly included in the Notice of Disagreement in accordance with this Section 2.8. The Arbiter shall be a mutually acceptable independent public accounting firm of national repute agreed upon by Seller and Buyer in writing; provided, that in the event the parties are not able to mutually agree on an accounting firm, the Arbiter shall be KPMG LLP. Seller and Buyer shall use reasonable efforts to cause the Arbiter to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Arbiter, or such longer period as Seller and Buyer shall mutually agree. Seller and Buyer agree that the determination of the Arbiter shall be final and binding upon the parties and that judgment may be entered upon the determination of the Arbiter in any court having jurisdiction over the party against which such determination is to be enforced; provided, that the scope of the disputes to be resolved by the Arbiter is limited to only such items included in the Closing Statement that Seller has disputed in the Notice of Disagreement based upon Closing Date Working Capital not being calculated in accordance with this Section 2.8. The Arbiter shall determine, based solely on presentations by Buyer and Seller and their respective representatives, and not by independent review, only those issues in dispute specifically set forth on the Notice of Disagreement and shall prepare the Final Closing Statement and render a written report as to the dispute and the resulting calculation of Closing Date Working Capital, which shall be conclusive and binding upon the parties. In resolving any disputed item, the
Arbiter: (i) shall be bound by the principles set forth in Section 2.8 hereof,
(ii) shall limit its review to matters specifically set forth in the Notice of Disagreement, (iii) shall further limit its review to whether Closing Date Working Capital on the Closing Statement was calculated in accordance with this
Section 2.8, and (iv) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs, and expenses of the Arbiter (x) shall be borne by Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Seller (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and (y) shall be borne by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Buyer (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted. Whether any dispute is resolved by agreement among the parties or by the Arbiter, changes to the Closing Statement shall be made hereunder only for items as to which Seller has taken exception in the Notice of Disagreement. The fees and expenses of Buyer incurred in connection with the preparation of the Closing Statement and review of any Notice of Disagreement shall be borne by Buyer, and the fees and expenses of Seller incurred in connection with review of the Closing Statement shall be borne by Seller.

            (d) Upon determination of the Final Working Capital, the Cash Consideration component of the Purchase Consideration shall be further adjusted as follows:

                  (i) In the event Final Working Capital exceeds the Estimated Working Capital, the aggregate Cash Consideration shall be increased dollar for dollar by the amount of such difference.

                  (ii) In the event the Final Working Capital is less than the Estimated Working Capital, the aggregate Cash Consideration shall be decreased dollar for dollar by the amount of such difference.

            (e) The net adjustment to the Cash Consideration component of the Purchase Consideration pursuant to Section 2.8(d) above, whether positive or negative, is the "Final Adjustment Amount." Within 10 business days after the Closing Statement becomes final and binding upon the parties (i) if the net effect pursuant to this Section 2.8 is an increase in the Cash Consideration component of the Purchase Consideration, Buyer shall make a cash payment to Seller to an account designated in writing by Seller, by wire transfer of immediately available funds, of the amount of such Final Adjustment Amount and
(ii) if the net effect pursuant hereto is a decrease in the Cash Consideration component of the Purchase Consideration, Seller shall make a cash payment to Buyer to an account designated in writing by Buyer, by wire transfer of immediately available funds, of the amount of such Final Adjustment Amount, in either case under clause (i) or (ii) of this Section 2.8(e), together with interest thereon from the Closing Date to the date of actual payment at a variable rate equal to the prime rate (as reported in the Wall Street Journal "Money Rates") from and including the Closing Date to, but not including, the date of payment.

      Section 2.9. Adjustment to Purchase Consideration. Amounts paid or payable pursuant to Section 2.8 shall be treated by the parties for Tax purposes as adjustments to the Purchase Consideration.

      Section 2.10. Retained Liabilities. Except by operation of law, Buyer shall not be responsible by virtue of this Agreement or the transactions contemplated hereby for any Retained Liabilities. Notwithstanding the immediately preceding sentence, Seller shall be responsible for promptly paying or discharging such Retained Liabilities on behalf of Buyer in a timely manner when due and shall make adequate provision for all Retained Liabilities. Seller shall have the right to contest, in good faith, any such claim for liability asserted in respect thereof by any Person.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer as follows:

      Section 3.1. Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Seller has the power and authority to carry on its business as it is now conducted and to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Seller.

      Section 3.2. Authority. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized by all necessary limited liability company action on the part of Seller and has been duly and validly executed and delivered by Seller. Assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

      Section 3.3. Organization and Related Matters.

            (a) Each of the Companies and their Subsidiaries is a limited liability company or corporation duly organized, validly existing and, with respect to jurisdictions in which such concept is recognized, and is in good standing under the laws of its respective jurisdiction of organization. Copies of the organizational documents of each of the Companies and their Subsidiaries, with all amendments thereto to the date hereof, have been furnished to

Buyer or its representatives, and such copies are accurate and complete as of the date hereof. Each of the Companies and their Subsidiaries has the requisite power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets. Each of the Companies and their Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Companies.

            (b) All of the Equity Interests and the Securities of the Companies' Subsidiaries are (i) duly authorized, validly issued, fully paid and nonassessable, (ii) not subject to preemptive rights, (iii) not issued in violation of any preemptive rights to which any Company or its Subsidiaries is subject, (iv) issued and sold in compliance with Securities Laws, and (v) owned of record and beneficially as set forth on Section 3.3 of the Companies Disclosure Schedule, and those Equity Interests described on Section 3.3 of the Companies Disclosure Schedule owned by Seller, a Company or a Company's Subsidiary, are free and clear of any Encumbrances except as described on
Section 3.3 of the Companies Disclosure Schedule. None of the Companies or any of their Subsidiaries owns any Securities (other than Securities issued by their Subsidiaries).

            (c) Except as set forth on Section 3.3 of the Companies Disclosure Schedule, there is no (i) outstanding option, subscription, "phantom" stock right, put, call, commitment, preemptive right, warrant, conversion rights, or agreement that is binding on any of the Companies or any of their Subsidiaries for the purchase or acquisition from any of the Companies or any of their Subsidiaries of any Equity Interests of such Company or such Subsidiary, or (ii) contract, commitment or agreement that is binding on any of the Companies or any of their Subsidiaries relating to the issuance of Equity Interests of any of the Companies or any of their Subsidiaries, convertible or exchangeable securities, or any subscriptions, options, warrants, or similar rights of the any of the Companies or any of their Subsidiaries or granting to any Person any right to participate in the equity or income of the any of the Companies or any of their Subsidiaries or to participate in or direct the election of any managing member of any of the Companies or any of their Subsidiaries or the manner in which the Equity Interests of any of the Companies or any of their Subsidiaries are voted.

      Section 3.4. Authority; No Violation; Consents.

            (a) Neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby and the performance of this Agreement by Seller, assuming that the Governmental Consents have been obtained prior to the Closing, will (i) (x) violate, conflict with, or result in a breach of, or constitute a default (or in the event that, with notice or lapse of time or both, would constitute a default) under, any provision of the organizational documents or operating agreement of Seller or the limited liability company agreement or other organizational documents of any of the Companies or any of their Subsidiaries or (y) require consent under, violate, conflict with, or result in a breach, in any material respect, of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate or modify the performance or payment required by, or result in a right of termination, acceleration or modification under, or result in the creation of any Encumbrance upon any of the properties or assets of Seller, any of the Companies or any of their Subsidiaries under any of the terms, conditions or provisions of any Contract to which Seller, any of the Companies or any of their Subsidiaries is a party or to which any of the Companies' or any of their Subsidiaries' properties or assets may be subject, except as set forth on Section 3.4 of the Companies Disclosure Schedule, or (ii) violate any Applicable Law or conflict with any of the Seller's, Companies' or their Subsidiaries' respective right to fully own and use its properties or assets, except, with respect to clause (ii), for such violations which would not have a Material Adverse Effect on Seller or the Companies.

            (b) Except as set forth on Section 3.4 of the Companies Disclosure Schedule (the "Governmental Consents"), no material notice to, filing with, waiver from, authorization of, exemption by, or consent or approval of, registration, declaration or filing with, or termination or expiration of waiting period with respect to, any Governmental Authority is necessary for the sale of the Equity Interests contemplated hereby.

      Section 3.5. Financial Statements. Section 3.5 of the Companies Disclosure Schedule sets forth the following financial statements of the Companies: (i) the unaudited, combined balance sheet (the "Unaudited Balance Sheet"), income statement, statements of cash flows and owner's equity of the Companies and their Subsidiaries as of September 30, 2004 (the "Financial Information"). The Financial Information was derived from the internal books and records of the Companies and has been prepared in a manner consistent with GAAP, and fairly presents, in all material respects, the financial position of the Companies and their Subsidiaries as of such dates and the results of operations of the Companies and their Subsidiaries for the periods covered thereby, in each case on a combined basis, and subject to the absence of footnotes and other presentation items. The Financial Information was prepared solely for the purpose of this Agreement and for the internal management purposes of the Companies. None of the Companies was conducted on a stand-alone basis as a separate entity during the periods indicated in the Financial Information and the allocations and estimates included in the Financial Information are not necessarily indicative of the costs that would have resulted if each of the Companies had been operated and conducted on a stand-alone basis as a separate entity during such periods.

      Section 3.6. Absence of Undisclosed Liabilities. There exist no liabilities, losses or obligations of the Companies or their Subsidiaries of any kind, whether accrued, absolute, contingent, known or unknown, fixed, liquidated, unliquidated, due or to become due, threatened or otherwise, which would be required to be reflected, reserved for or disclosed under GAAP on a balance sheet except (i) as and to the extent disclosed, reflected or reserved against in the Financial Information, (ii) as disclosed on Section 3.6 of the Companies Disclosure Schedule, or (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2004.

      Section 3.7. Compliance with Applicable Laws. Except as set forth on
Section 3.7 of the Companies Disclosure Schedule, the Companies and each of their Subsidiaries is duly complying and has duly complied since March 24, 2000, with Applicable Law relating to their respective business, operations and properties, except where the failure to be in compliance would not be expected to have a Material Adverse Effect on the Companies or where such noncompliance has been cured and is reasonably expected to have no material impact on the future business or operations of the Companies and their Subsidiaries taken as a whole. Except as set forth on Section 3.7 of the Companies Disclosure Schedule, to Seller's Knowledge, there exists no present failure and no failure since March 24, 2000 to comply, in any material respect, with Applicable Laws, including the improper acceptance of corporate funds and the making of unlawful payments or bribes to any Governmental Authority to obtain special treatment by any Person acting on behalf of a Company or one of the Companies' Subsidiaries, except where such noncompliance would not result in a Material Adverse Effect on the Companies. Except as set forth on Section 3.7 of the Companies Disclosure Schedule, all governmental approvals, permits and licenses required to conduct the business of the Companies and each of their Subsidiaries have been duly and lawfully obtained and are in full force and effect and are being complied with in all respects, except for such failures to obtain, maintain or comply with approvals, permits and licenses which would not have a Material Adverse Effect on the Companies. No notice, citation, summons or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or, to the Knowledge of Seller, threatened, by a Governmental Authority with respect to any alleged (i) violation by any of the Companies or any of their Subsidiaries of any Applicable Law, or (ii) failure by any of the Companies or any of their Subsidiaries to have any permit, license, or authorization required in connection with the conduct of or otherwise applicable to the business conducted by each, except where such violation or failure would not have a Material Adverse Effect on the Companies. Each of the Companies and their Subsidiaries has duly obtained all permits, concessions, grants, franchises, licenses and other authorizations from Governmental Authorities, consents and approvals for the conduct of its business, except where the failure to have the same would not result in a Material Adverse Effect on the Companies.

      Section 3.8. Assets and Real Property.

            (a) Except as set forth on Section 3.8 of the Companies Disclosure Schedule, neither any Company nor any Subsidiary of a Company owns any real property. Section 3.8 of the Companies Disclosure Schedule sets forth all the material real property leased by the Companies and their Subsidiaries (the "Leased Real Property"). Either one of the Companies or their Subsidiaries has a valid leasehold interest and is in possession of the Leased Real Property. All Contracts governing the Leased Real Property (the "Real Property Leases") are valid, binding and enforceable in accordance with their terms and are in full force and effect, except where the failure to be valid, binding and enforceable would not result in a Material Adverse Effect on the Companies. Seller has provided to Buyer a copy of each Real Property Lease that is complete and correct in all material respects. Except as set forth on Section 3.8 of the Companies Disclosure Schedule and except as would not have a Material Adverse Effect on the Companies, the Companies and their Subsidiaries have valid and legal title to, a valid leasehold interest in, or rights to the, assets and properties necessary to operate the business of the Companies and their Subsidiaries in the ordinary course of business and consistent with past practice. To Seller's Knowledge, except for Permitted Encumbrances of the Companies and their Subsidiaries, the Leased Real Property is not subject to any rights of way, building use restrictions, easements, reservations or limitations which would restrict the Companies or their Subsidiaries from conducting their business after the Closing consistent with past practice. To Seller's Knowledge, neither the whole nor any portion of the Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taken been proposed.

            (b) Either one of the Companies or their Subsidiaries has good and valid title to all personal property assets (tangible and intangible) owned by one or more of the Companies or any of their Subsidiaries, free and clear of all Encumbrances, except for Permitted Encumbrances of the Companies and their Subsidiaries.

      Section 3.9. Contracts. Section 3.9 of the Companies Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all of the following Contracts to which any of the Companies or any of their Subsidiaries is a party or under which any of the Companies or any of their Subsidiaries may be liable:

            (a) any Contract with any director, officer or employee of any of the Companies or any of their Subsidiaries, including any employment bonus agreements, employee non-competition agreements, or agreements or policies that contain any severance or termination pay liabilities or obligations;

            (b) any Contract that, after the Closing, will restrict the conduct of any line of business by any of the Companies or any of their Subsidiaries in any material respect or upon consummation of the transactions contemplated hereby, will restrict the ability of the Companies and any of their Subsidiaries from engaging in any line of business in which they may lawfully engage;

            (c) each real estate lease or sublease with respect to each Leased Real Property;

            (d) any Contract with a labor union (including any collective bargaining agreement);

            (e) any Contract (other than Employee Benefit Plans) not otherwise disclosed pursuant to this Section 3.9 calling for annual payments aggregating more than $100,000, whether payable by or to any of the Companies or any of their Subsidiaries;

            (f) any Contract which includes or constitutes a power of attorney or any obligations or liabilities as guarantor, surety, co-signor, endorser, or co-maker;

            (g) any partnership, joint venture or other similar contract involving a sharing of revenue, profits, losses, costs or liabilities by any of the Companies or any of their Subsidiaries with any other Person;

            (h) any Contract for financing or funding relating to the securing or borrowing of money in an amount in excess of $100,000 pursuant to which any of the Companies or any of their Subsidiaries is the obligor or guarantor;

            (i) any Contract for the sale or purchase of footwear for which any of the Companies or any of their Subsidiaries will be responsible after the Closing, and having an unexpired term in excess of six (6) months;

            (j) any distributorship agreement for which the distributor purchases more than $100,000 in any calendar year, or any consignment, dealership, or sales representative agreement between any of the Companies or any of their Subsidiaries and any third party;

            (k) any Contract for the performance of warehousing and fulfillment functions for any Company or any Subsidiary of a Company; and

            (l) any license or other agreement granting any Company or any Subsidiary of a Company rights in, or to the use of, Intellectual Property.

      All of the foregoing are collectively referred to in this Agreement as the "Material Contracts." Each Material Contract is in full force and effect and constitutes the legal, valid and binding obligation of each Company and Subsidiary of a Company that is a party thereto, enforceable against each Company and Subsidiary of a Company that is a party thereto in accordance with its terms. Seller has provided to Buyer a complete and correct copy of each Material Contract. There does not exist under any Material Contract any violation, breach, default or condition or event that, after notice or lapse of time or both, would constitute a violation, breach or default on the part of any of the Companies or any of their Subsidiaries or, to the Knowledge of Seller, on the part of any other parties to such Material Contracts, except for such violations, breaches, defaults, conditions or events that would not have a Material Adverse Effect on the Companies. Neither Seller nor any of the Companies or their Subsidiaries has received from any other party to a Material Contract any written notice of termination or intention to terminate or not to honor the terms of such Material Contract, or to the Knowledge of the Seller, any oral notice of termination or intention to terminate or not to honor the terms of such Material Contract. The Material Contracts set forth on Section 3.9 of the Companies Disclosure Schedule for which the failure to obtain consent or approval for the transactions contemplated by this Agreement would constitute a default by a Company or a Subsidiary of a Company are designated with an asterisk.

      Section 3.10. Intellectual Property.

            (a)   Set forth on Section 3.10(a) of the Companies Disclosure
Schedule is a list of all material Intellectual Property that is owned by or licensed to any of the Companies or any of their Subsidiaries. Except as set forth on Section 3.10(b) of the Companies Disclosure Schedule, no Company or any Subsidiary of the Companies has any pending written, or, to the Knowledge of Seller, oral notice from any other Person challenging or questioning the right of such Company or Subsidiary to use in its business any of the items of Intellectual Property listed on the Section 3.10(a) of the Companies Disclosure Schedule.

            (b) Except as set forth on Section 3.10(b) of the Companies Disclosure Schedule, one of the Companies or their Subsidiaries owns or is licensed to use the Intellectual Property set forth on Section 3.10(a) of the Companies Disclosure Schedule, free and clear of all Encumbrances, other than Permitted Encumbrances of the Companies and their Subsidiaries. Except as set forth on Section 3.10(b) of the Companies Disclosure Schedule, the items of Intellectual Property set forth on Section 3.10(a) of the Companies Disclosure Schedule are subsisting and in good standing and are not subject to any proceeding challenging their extent or validity, except as would not have a Material Adverse Effect on the Companies.

            (c) Except as set forth on Section 3.10(c) of the Companies Disclosure Schedule, to the Knowledge of Seller (i) there is no existing or since March 24, 2000 has there been infringement by others of any of the material Intellectual Property that is owned by or licensed to any Company or Subsidiary, (ii) the business operations of the Companies and their Subsidiaries do not infringe, misappropriate or otherwise violate, nor since March 24, 2000 have they infringed, misappropriated or otherwise violated the Intellectual Property rights of any other Person, and (iii) the Intellectual Property is adequate for the purposes for which it is currently being used.

            (d) To the Knowledge of Seller, there is no subsisting material breach nor is there any fact or matter which would create a material breach by any of the Companies or any of their Subsidiaries of any licenses or other agreements, consents or undertakings which have been granted to or granted by such Company or a Subsidiary of a Company in relation to Intellectual Property that is used in the operation of the business of the Companies and any Subsidiary of the Companies, other than that which would not have a Material Adverse Effect on the Companies.

            (e) That certain GMNAO License Agreement between General Motors Corporation and Georgia Boot dated February 7, 2003, has been terminated pursuant to Agreement to Terminate License Agreements ("GMNAO Termination Agreement") dated effective May 17, 2004, and all obligations of Georgia Boot pursuant to Paragraph 2 of the GMNAO Termination Agreement have been satisfied.

            (f) The representations and warranties in this Section 3.10 are the sole and exclusive representations and warranties of Seller concerning Intellectual Property matters.

      Section 3.11. Legal Proceedings. Except as set forth on Section 3.11 of the Companies Disclosure Schedule, for the thirty six (36) months prior to the date hereof there has not been, and as of the date hereof, there is no, litigation, claim, action, suit, review, proceeding or investigation or any other claim pending or, to the Knowledge of Seller, threatened against any of the Companies or any of their Subsidiaries, at law, in equity or otherwise, in, before, or by, any court or Governmental Authority that would, individually or in the aggregate, have a Material Adverse Effect on the Companies or a Material Adverse Effect on Seller or challenge the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby. Except as set forth on
Section 3.11 of the Companies Disclosure Schedule, there are no material unsatisfied judgments or outstanding orders, rulings, judgments, decisions, writs, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against any of the Companies or any of their Subsidiaries other than that which would not have a Material Adverse Effect on the Companies.

      Section 3.12. Tax Matters. Except as disclosed on Section 3.12 of the Companies Disclosure Schedule:

            (a) Each of the Companies and their Subsidiaries has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax returns, reports, statements, schedules, notices, forms and other documents required to have been filed with or submitted to any Governmental Authority by the Code or by applicable state, local or foreign

Tax laws (collectively, "Returns"); all Taxes shown to be due on such Returns have been timely paid in full; and no tax liens have been filed and no material claims are being asserted in writing with respect to any Taxes; in each case except where the failure to file any such Return or pay any such tax would not have a Material Adverse Effect on the Companies. All such Returns were correct and complete in all material respects. Neither Seller, any Affiliate of Seller, nor any of the Companies or any of their Subsidiaries is the beneficiary of an extension of time within which to file any Return.

            (b) No presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given by any of the Companies or any of their Subsidiaries for any taxable years.

            (c) As of the date of this Agreement, to the Knowledge of Seller, the Returns filed by, or with respect to, the Companies and their Subsidiaries are not being examined by, and no written notification of intention to examine has been received from the IRS or any other taxing authority with respect to Taxes.

            (d) None of the Companies nor their Subsidiaries has been a "member" (as that term is defined in Reg. Section 1.1502-1(b)) of a group that filed a consolidated federal income Tax Return.

            (e) All amounts required to be withheld by any of the Companies or any of their Subsidiaries from customers or from or on behalf of employees for income, social security and unemployment insurance Taxes have been collected or withheld and either paid to the appropriate Governmental Authority or set aside and, to the extent required by Applicable Law, held in accounts for such purpose.

            (f) Other than as reflected in the Financial Information or in the ordinary course of business and consistent with past practice, neither a Company, any Subsidiary of the Companies, nor Seller has taken any action that would have the effect of deferring any Tax liability of any of the Companies or any of their Subsidiaries with respect to the sales, income, business or operations of any of the Companies or any of their Subsidiaries from a period ending on or prior to the Closing Date to a period ending after the Closing Date. Other than as reflected on the most recent Financial Information, there are no deferred Taxes payable by any of the Companies or any of their Subsidiaries as of the Closing Date.

            (g) No material differences exist between the amounts of the book basis and the Tax basis of assets that are not accounted for by an accrual or a deferred Tax asset or a deferred Tax liability on the books of any of the Companies or any of their Subsidiaries for federal income Tax purposes. Neither any of the Companies nor any of their Subsidiaries will be required to recognize for income Tax purposes in a taxable year beginning on or after the Closing Date any amount of income or gain which it would have been required to recognize under the accrual method of accounting for Tax purposes in a Tax period ending on or before the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, the cash method of accounting or a change in method of accounting.

            (h) None of the Companies nor their Subsidiaries has received a tax opinion with respect to any transaction other than in connection with (i) the formation of the Companies, (ii) any election by each Company pursuant to Reg. Section 301.7701-3, or (iii) any transaction in the ordinary course of business.

      Section 3.13. Insurance. The Companies and their Subsidiaries have in force policies of fire, liability, property and casualty, workers compensation, directors and officers liability, surety bonds, vehicular and other forms of insurance with reputable insurance companies or associations in amounts and with retentions and deductibles and covering such risks as are in accordance with reasonable business practices and will continue in force to the Closing Date policies of insurance of substantially the same character and coverage. Set forth on Section 3.13 of the Companies Disclosure Schedule is a true and complete list of such insurance policies (the "Insurance Policies"), indicating the type of coverage, name of the policy holder, the insurer, the amount of coverage, the deductibles, the premium, the expiration date. Section 3.13 of the Companies Disclosure Schedule also identifies the workers' compensation and unemployment insurance ratings of the Companies and their Subsidiaries. Set forth on Section 3.13 of the Companies Disclosure Schedule is a summary of the paid, incurred and outstanding claims under each Insurance Policy, as of the date hereof. All of the Insurance Policies are in full force and effect, all premiums due with respect thereto covering all periods up to and including the date of this Agreement have been paid current as of the date hereof and will be paid current through the Closing Date prior to the Closing. As of the date of this Agreement, none of the Companies or their Subsidiaries has received any written notice of cancellation of any insurance policy maintained in favor of such Companies or their Subsidiaries or been denied insurance coverage, which, in either case, would have a Material Adverse Effect on the Companies.

      Section 3.14. Benefit Plans.

            (a) Section 3.14 of the Companies Disclosure Schedule lists (i) all Employee Benefit Plans of the Companies and their Subsidiaries and (ii) all Employee Benefit Plans maintained by any ERISA Affiliate in which Employees of the Companies participate.

            (b) Except as set forth on Section 3.14 of the Companies Disclosure Schedule no Employee Benefit Plan of any Company or any Subsidiary of the Companies is a Multiemployer Plan or a plan that is subject to Title IV of ERISA, and no Employee Benefit Plan of any Company or any Subsidiary of the Companies provides health or other welfare benefits to former employees of any Company or any Subsidiary of the Companies other than as required by COBRA.

            (c) Except as set forth on Section 3.14 of the Companies Disclosure Schedule, each Employee Benefit Plan is maintained and administered in compliance in all material respects with the applicable requirements of the applicable plan document, ERISA, the Code and any other applicable laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the IRS within the last three years that it is so qualified and, to the Seller's Knowledge, there are no facts or circumstances that will adversely affect the qualified status of any such Employee Benefit Plan.

            (d) Except as set forth on Section 3.14 of the Companies Disclosure Schedule, no material liability under Title IV of ERISA, excluding for this purpose, liability for benefits accrued by or for the Employees of the Companies under any Employee Benefit Plan subject to Title IV of ERISA in which a Company or any Subsidiary of a Company participates, has been, or will be incurred by any ERISA Affiliate that will become a liability of any of the Companies or any of their Subsidiaries. Except as set forth on Section 3.14 of the Companies Disclosure Schedule, after the Closing Date, no material liability under an Employee Benefit Plan of an ERISA Affiliate of Seller under which no Employee of the Companies or any of their Subsidiaries participates or has participated, has been, or will be incurred by any ERISA Affiliate that will become a liability of any of the Companies or any of their Subsidiaries.

            (e) The Companies, their Subsidiaries and the ERISA Affiliates have complied with the requirements of COBRA.

            (f) Except as set forth on Section 3.14 of the Companies Disclosure Schedule, none of the Companies, their Subsidiaries or, to the Seller's Knowledge, any other Person has engaged in any transaction with respect to any Employee Benefit Plan that will subject the Companies or any of their Subsidiaries to any material liability, tax or penalty (civil or otherwise) imposed by ERISA, the Code or other Applicable Law. Payment has been made of all amounts which any Company or any Subsidiary of a Company is required to have paid as contributions to or benefits under any Employee Benefit Plan as of the end of the most recent plan year thereof, and as of the end of the most recent plan year thereof, there are no unfunded obligations under any Employee Benefit Plan that have not been disclosed to Buyer in writing prior to the Closing. Except as set forth on Section 3.14 of the Companies Disclosure Schedule, Seller, the Companies, and the Subsidiaries of the Companies have complied with all reporting and disclosure obligations to all Governmental Authorities and all participants and beneficiaries with respect to each Employee Benefit Plan required by the terms of such Employee Benefit Plan or Applicable Law. There is no pending or threatened litigation, arbitration, disputed claim, adjudication, audit, investigation, examination or other proceeding with respect to any Employee Benefit Plan or any fiduciary or administrator thereof in their capacities as such. No "reportable event," within the meaning of Section 4043 of ERISA, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Employee Benefit Plan.

            (g) With respect to each Employee Benefit Plan, Seller has made available to Buyer true, complete and correct copies, to the extent applicable, of (i) the plan and trust documents, including all amendments, and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iv) the most recent financial statements, and (v) the most recent IRS determination letter.

            (h) Except as set forth on Section 3.14 of the Companies Disclosure Schedule, (i) the execution of, and performance of the transactions contemplated by, this Agreement will not constitute an event under any Employee Benefit Plan that will result in any material payment (whether as severance pay or otherwise), acceleration, vesting or increase in benefits, and (ii) there has been no amendment, interpretation, announcement (whether or not written), which would increase the expense of maintaining any Employee Benefit Plan in which employees of any of the Companies or their Subsidiaries participate above the level of expenses of such Employee Benefit Plan when compared to the fiscal year or plan year ended immediately prior to the Closing Date or which made any commitment to create any additional plan or offer any benefit that is not yet effective.

            (i) The representations and warranties in this Section 3.14 are the sole and exclusive representations and warranties of Seller regarding employee benefit plan matters.

      Section 3.15. Environmental Matters. To Seller's Knowledge, except as set forth on Section 3.15 of the Companies Disclosure Schedule:

            (a) Each of the Companies and their Subsidiaries have all material permits, licenses, and other authorizations required for the operations of their business under applicable Environmental Laws (the "Environmental Permits"), each of the Environmental Permits is in full force and effect, and each of the Companies and their Subsidiaries is in compliance with all terms and conditions of the Environmental Permits, and with all applicable Environmental Laws. There are no past or present conditions or circumstances that could reasonably be expected to interfere with or prevent the conduct of business of the Companies or their Subsidiaries from being in compliance with all applicable Environmental Laws or the terms and conditions of any Environmental Permit.

            (b) Neither the Companies nor any of their Subsidiaries have received written or oral notice of any citation, summons, order, complaint, penalty, investigation, or review by any Governmental Authority with respect to any violation by any such Company or Subsidiary of any Environmental Law which would be reasonably likely to result in claims, liabilities, costs or causes of action against the Companies or their Subsidiaries for correction of any violation, or any fines or penalties, and there are no past or present conditions or circumstances at, arising out of, or related to, any current or former business, assets or properties of any of the Companies or any of their Subsidiaries which are, individually or in the aggregate, reasonably likely to give rise to (i) liabilities or obligations for any investigation, clean up, remediation, disposal, or any other methods of corrective action or any monitoring requirements ("Remediation") under Environmental Laws, or (ii) claims arising for personal injury, property damage, or damage to natural resources.

            (c) Neither any of the Companies nor any of their Subsidiaries has received written or oral requests for information, notice of claim, demand, or notification that it is, or may be, responsible with respect to any investigation or cleanup of any threatened or actual Release of any Hazardous Substance, except for such requests, notices, demands, or notifications. The term "Release" has the meaning set forth in Section 101(22) of CERCLA.

            (d) There is no action, suit, proceeding or investigation pending or threatened against or involving any Company or any Subsidiary asserting liability under Environmental Laws.

            (e) There are no Persons whose liability, for any environmental matters or under any applicable Environmental Law, a Company or Subsidiary has retained or assumed contractually.

            (f) The representations and warranties in this Section 3.15 are the sole and exclusive representations and warranties of Seller concerning environmental matters, Environmental Laws and Hazardous Substances.

      Section 3.16. Employee Relations.

            (a) Except as disclosed on Section 3.16 of the Companies Disclosure Schedule, no Company: (i) is a party to or otherwise bound by any collective bargaining or other type of union agreement, (ii) is a party to, involved in or, to the Knowledge of Seller, threatened by, any labor dispute or unfair labor practice charge, or (iii) has experienced any work stoppage during the last three (3) years.

            (b) Except as disclosed on Section 3.16 of the Companies Disclosure Schedules, there are no outstanding claims against any of the Companies or any of their Subsidiaries (whether under regulation, contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant of such Company or Subsidiary on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers' compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to plant closings, employment terminations or layoffs, including but not limited to The Workers Adjustment and Retraining Act, (viii) any violation of any statute, ordinance, order, rule or regulation relating to employee "whistleblower" or "right-to-know" rights and protections, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors or (x) any violation of any regulation relating to minimum wages or maximum hours of work, in any which case would have a Material Adverse Effect on the Companies.

      Section 3.17. Bank Accounts and Letters of Credit. Section 3.17 of the Companies Disclosure Schedule sets forth (a) the name and location of each bank in which any of the Companies or any of their Subsidiaries has an account or safe deposit box or standby letter of credit or maintains a banking, custodial, trading or similar relationship and the identifying numbers or symbols thereof,
(b) each letter of credit issued on behalf of or for the benefit of any of the Companies or any of their Subsidiaries (the "Letter of Credit"), (c) a true and complete list of each account, safe deposit box and relationship, and (d) the name of each Person authorized to draw thereon and having access thereto.

      Section 3.18. Absence of Changes. Except as set forth on Section 3.18 of the Companies Disclosure Schedule, since September 30, 2004, the Companies and their Subsidiaries have conducted their respective businesses only in the regular and ordinary course consistent with past practice and there has been no Material Adverse Effect on the Companies. Without limiting the foregoing, except as set forth on Section 3.18 of the Companies Disclosure Schedules, since September 30, 2004, the Companies and their Subsidiaries have not:

                  (i)   disposed of any material assets (other than inventory);

                  (ii) declared or paid any dividend or distribution with respect to any Equity Interests or the Securities of the Companies' Subsidiaries;

                  (iii) created an Encumbrance on any material asset or property, tangible or intangible, or incurred a material amount of additional indebtedness or entered into any other material transaction;

                  (iv) entered into any lease of real or personal property or any renewals thereof involving a rental obligation exceeding $100,000 per annum per any such lease, and $250,000 per annum in the aggregate;

                  (v) instituted any changes in its employee benefits or granted to any director, officer, or other employee any increase in severance or termination pay, or entered into any modification, amendment, waiver, or consent with respect to any employment, severance, change of control, termination or similar agreement, arrangement or plan (oral or otherwise) with any director, officer or employee, or except for increases in the ordinary course of business consistent with past practices or as may be required by any contracts or agreements existing as of the date hereof, increased the rate of compensation, bonuses or the benefits payable to any employee;

                  (vi) made any new commitment or increased any previous commitment for capital expenditures in an amount exceeding $100,000 per any such capital expenditure, and $250,000 in the aggregate;

                  (vii) suffered a Material Adverse Effect on the Companies (and no fact or condition exists or to Seller's Knowledge, is contemplated or threatened that would reasonably be expected to cause a Material Adverse Effect on the Companies), entered into any transaction, contract or commitment, modified any Contract, waived or permitted the loss of any right of substantial value, cancelled any Debt or claim, or voluntarily suffered any extraordinary loss;

                  (viii) sold, assigned or conveyed any material Intellectual Property owned by any of the Companies or any of their Subsidiaries;

                  (ix) made or proposed any change in its accounting or Tax methods, principles or practices, except for changes required by GAAP or by Applicable Law and are set forth on Section 3.18 of the Companies Disclosure Schedule;

                  (x) directly or indirectly redeemed, purchased or otherwise acquired any of the Equity Interests or the Securities of the Companies' Subsidiaries or authorized any reclassification or recapitalization or otherwise changed the terms or provisions of any of the Equity Interests or the Securities of the Companies' Subsidiaries;

                  (xi) paid, discharged, or satisfied any claim, liability, or obligation other than the payment, discharge or satisfaction of liabilities and obligations incurred in the ordinary course of business and consistent with past practice which would not result in a Material Adverse Effect on the Companies;

                  (xii) canceled any Debts or waived any claims or rights other than in the ordinary course of business consistent with past practice; or

                  (xiii) entered into any contract, agreement, commitment or arrangement to take any of the actions prohibited in this Section 3.18.

      Section 3.19. No Brokers. Other than Harris Williams & Co., whose fees shall be paid by Seller, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from Seller or the Companies in connection with this Agreement or the transactions contemplated hereby.

      Section 3.20. Compensation Arrangements; Officers and Directors. Section
3.20 of the Companies Disclosure Schedule sets forth (a) the names, titles and current annual salary, including any bonus, if applicable, of all present officers and employees of the Companies and their Subsidiaries whose rate of annual compensation, including any bonus, equals or exceeds $100,000, together with a statement of the full amount of all remuneration paid by such Company or Subsidiary to each such person, during the twelve (12)-month period ending December 31, 2003 and the nine (9)-month period ending September 30, 2004, and
(b) the names and titles of all directors and officers of the Companies and their Subsidiaries and of each trustee or plan administrator of Each Employee Benefit Plan of each Company and Subsidiary of a Company.

      Section 3.21. Customers and Suppliers. Section 3.21 of the Companies Disclosure Schedule sets forth a list of (a) each customer (a "Material Customer") of Lehigh Safety and each customer of Georgia Boot, that accounted for more than 5% of the combined revenues of all of the Companies and their Subsidiaries during the last full fiscal year and the amount of combined revenues accounted by such Material Customer during such period, and (b) each supplier that is the sole supplier of any significant product or service to the Companies and their Subsidiaries ("Material Supplier"). Since September 30, 2004, the relationships of the Companies and their Subsidiaries with the Material Customers and Material Suppliers are good commercial working relationships. No Material Customer or Material Supplier has notified any of the Companies or any of their Subsidiaries in writing or, to the Knowledge of Seller, orally, that it intends to discontinue its business relationship with such Company or Subsidiary or in the case of a Material Supplier, indicated that it will not continue to be the supplier for the Companies and their Subsidiaries after the Closing with substantially the same quantity and quality of goods at competitive prices or, to the Knowledge of Seller, does any Material Customer or Material Supplier have any plan or intention to do so.

      Section 3.22. Disclaimer of Other Representations and Warranties. Seller acknowledges and agrees that (i) Buyer does not make, and has not made, any representations or warranties relating to Buyer or in connection with the transactions contemplated hereby other than those expressly set forth in Article IV and (ii) no Person has been authorized by Buyer to make any representation or warranty relating to Buyer or any of its subsidiaries, the businesses of Buyer or otherwise in connection with the transactions contemplated hereby except as set forth in Article IV and, if made, any such representation or warranty must not be relied upon as having been authorized by Buyer.

      Section 3.23. Inventory. Except as set forth on Section 3.23 of the Companies Disclosure Schedule, all of the Inventory of the Companies and their Subsidiaries is valued at the lower of cost or market, the cost thereof being determined on a first-in, first-out basis, except as disclosed in the Financial Information.

      Section 3.24. Accounts Receivable. Section 3.24 of the Companies Disclosure Schedule sets forth (a) the total amount of trade accounts receivable of the Companies and each of their Subsidiaries (the "Accounts Receivable") outstanding as of the last day of the calendar month immediately preceding the present calendar month and (b) the agings of such receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days and over 90 days, from the due date thereof. Except as set forth in Section 3.24 of the Companies Disclosure Schedule, all Accounts Receivable set forth in Section 3.24 of the Companies Disclosure Schedule (a) represent amounts receivable for products actually delivered or services actually provided (or, in the case of non-trade accounts or notes representing amounts receivable in respect of other bona-fide business transactions), (b) arose in the ordinary course of business consistent with past practice, and (c) constitute amounts receivable, except to the extent reserved on the financial statements included in the Financial Information in accordance with GAAP.

      Section 3.25. Warranty and Other Claims. Section 3.25 of the Companies Disclosure Schedule sets forth the types of products and services sold by the Companies or any of their Subsidiaries for which it provides warranties and describes the material terms of such warranties. There are no existing or, to the Knowledge of Seller, threatened, product liability, warranty, or similar claims, against any of the Companies or their Subsidiaries for products or services which are defective or fail to meet any product or service warranties except as set forth on Section 3.25 of the Companies Disclosure Schedule. Neither any of the Companies or any of their Subsidiaries has received any written, or, to the Knowledge of Seller, oral notice of any claim against it for any renegotiation or price redetermination of any Contract for products or services.

      Section 3.26. Disclosure. No representation or warranty by Seller in this Agreement or any statement contained in the Companies Disclosure Schedule or any certificates delivered hereunder contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein in light of the circumstances under which it was made, not false or misleading, except where such misstatement or omission would not result in a Material Adverse Effect on the Companies.

      Section 3.27. Investment Intent. The Stock Consideration is being acquired by Seller solely for its own account, for investment and not with a view to any distribution thereof that would violate Securities Laws; and Seller will not distribute the Stock Consideration in violation of Securities Laws.

      Section 3.28. Investigation. Seller acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement, Seller is relying on its own investigation and analysis in entering into the transactions contemplated hereby. Except to the extent Seller has otherwise advised Buyer in writing, neither Seller, nor the Companies nor any of their Subsidiaries or representatives is aware of any of the representations or warranties contained in Article IV being untrue or incorrect.

      Section 3.29. Employment Agreements. Seller has caused a Company or a Subsidiary of the Companies to enter into employment and non-competition agreements with Karen Brown, John Grzybowski, John M. Hull, David P. Mitchell, and Thomas R. Morrison on terms acceptable to Buyer, which are conditioned upon the consummation of the Closing.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows.

      Section 4.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Ohio. Buyer has the power and authority to carry on its business as it is now being or is currently proposed to be conducted and to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

      Section 4.2. Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on the part of Buyer and no other proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer. Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

      Section 4.3. Organization and Related Matters.

            (a) The authorized capital stock of the Buyer consists of (i) 10,000,000 shares of Buyer Common Stock, of which 4,620,170 are issued and outstanding as of October 29, 2004, (ii) 250,000 shares of Voting Preferred Stock, without par value (the "Buyer Voting Preferred Stock"), none of which is issued and outstanding, and (iii) 250,000 shares of Non-Voting Preferred Stock, without par value, consisting of (A) 125,000 shares of Series A Non-Voting Convertible Preferred Stock, without par value, none of which is issued and outstanding and (B) 125,000 shares of Series B Junior Participating Cumulative Preferred Stock, without par value (the "Buyer Series B Preferred Stock" and, together with the Buyer Voting Preferred Stock, the "Buyer Preferred Stock"), none of which is issued and outstanding. No shares of Buyer Common Stock are held in the Buyer's treasury as of September 30, 2004, and no shares of Buyer Preferred Stock are held in the Buyer's treasury. As of December 31, 2003, options to purchase 851,500 shares of Buyer Common Stock are issued pursuant to the Buyer Option Plans with a weighted average exercise price of $6.63 per share. 125,000 shares of Buyer Series B Preferred Stock were reserved for issuance (but are not issued and outstanding) in connection with the Buyer Rights Agreement. The Buyer Common Stock and the Buyer Preferred Stock shall be referred to herein, collectively, as the "Buyer Capital Stock." Except as set forth in the Buyer SEC Reports through the date of such Buyer SEC Reports, no shares of Buyer Capital Stock or other equity securities of the Buyer are issued, reserved for issuance, or outstanding.

            (b) All of the issued and outstanding Buyer Capital Stock and upon issuance in accordance with this Agreement, all Buyer Capital Stock including the Stock Consideration, is (i) duly authorized, validly issued, fully paid and nonassessable, (ii) not subject to preemptive rights and (iii) not issued in violation of any preemptive rights to which the Buyer is subject.

            (c) Except as set forth in the Buyer SEC Reports and through the date of such Buyer SEC Reports, there is no (i) outstanding option, subscription, "phantom" stock right, put, call, commitment, preemptive right, warrant, conversion rights, or agreement of any kind that is binding on the Buyer for the purchase or acquisition from Buyer of any capital stock of the Buyer, or (ii) contract, commitment or agreement of any kind that is binding on the Buyer relating to the issuance of capital stock of the Buyer, convertible or exchangeable securities, or any subscriptions, options, warrants, or similar rights of the capital the Buyer or granting to any Person any right to participate in the equity or income of the Buyer or to participate in or direct the election of any director of the Buyer or the manner in which the capital stock of the Buyer are voted.

      Section 4.4. Authority; No Violation; Consents.

            (a) Neither the execution, delivery and performance of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby and the performance of this Agreement by Buyer, assuming that the Governmental Consents have been obtained prior to the Closing, will (i)
(x) violate, conflict with, or result in a breach of, or constitute a default (or in the event that, with notice or lapse of time or both, would constitute a default) under, any provision of the articles of incorporation, code of regulations or other organizational documents of Buyer or any of its Subsidiaries or (y) require consent under, violate, conflict with, or result in a breach, in any material respect, of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate or modify the performance or payment required by, or result in a right of termination, acceleration or modification under, or result in the creation of any material Encumbrance upon any of the properties or assets of Buyer or any of its Subsidiaries under any of the terms, conditions or provisions of any material Contract to which Buyer or any of its Subsidiaries is a party or to which their properties or assets may be subject, or (ii) violate any Applicable Law or conflict with any of the Buyer's or its Subsidiaries' respective right to fully own and use its properties or assets, except, with respect to clause (ii), for such violations which would not have a Material Adverse Effect on Buyer.

            (b) No material notice to, filing with, waiver from, authorization of, exemption by, or consent or approval of, registration, declaration or filing with, or termination or expiration of waiting period with respect to, any Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement, other than the Governmental Consents.

      Section 4.5. Compliance with Applicable Laws. Buyer and each of its Subsidiaries is duly complying with Applicable Law relating to their respective business, operations and properties, except where the failure to be in compliance would not be expected to have a Material Adverse Effect on the Buyer or where such noncompliance has been cured and is reasonably expected to have no material impact on the future business or operations of the Buyer and its Subsidiaries taken as a whole.

      Section 4.6. Legal Proceedings. Except as set forth in the Buyer SEC Reports filed on or prior to the date hereof, for the thirty six (36) months prior to the date hereof there has not been, and as of the date hereof, there is no, litigation, claim, action, suit, review, proceeding or investigation or any other claim pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries, at law, in equity or otherwise, in, before, or by, any court or Governmental Authority that would, individually or in the aggregate, have a Material Adverse Effect on Buyer or challenge the validity of this Agreement or any action taken or to be taken by Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby. There are no material unsatisfied judgments or outstanding orders, rulings, judgments, decisions, writs, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against Buyer or any of Subsidiaries other than that which would not have a Material Adverse Effect on Buyer.

      Section 4.7. Absence of Changes. Except as set forth in the Buyer SEC Reports filed on or prior to the date hereof, since September 30, 2004, Buyer and its Subsidiaries conducted their business only in the regular and ordinary course consistent with past practice and there has been no Material Adverse Effect on Buyer. Without limiting the foregoing, since September 30, 2004, Buyer and its Subsidiaries have not:

            (a) declared, set aside or paid any dividend, returns of capital or any other distribution with respect to any Securities of Buyer or any of its Subsidiaries;

            (b) split, combine or reclassify outstanding capital stock of Buyer or any of its Subsidiaries;

            (c) suffered a Material Adverse Effect on Buyer (and no fact or condition exists or to Buyer's Knowledge, is contemplated or threatened that would reasonably be expected to cause a Material Adverse Effect on the Buyer), entered into any transaction, contract or commitment, modified any Contract, waived or permitted the loss of any right of substantial value, cancelled any Debt or claim, or voluntarily suffered any extraordinary loss; and

            (d) entered into any contract, agreement, commitment or arrangement to take any of the foregoing actions.

      Section 4.8. Disclosure. No representation or warranty by Buyer in this Agreement or any statement contained in any certificates delivered hereunder contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein in light of the circumstances under which it was made, not false or misleading, except where such misstatement or omission would not result in a Material Adverse Effect on Buyer.

      Section 4.9. No Brokers. Other than Robert W. Baird & Co., whose fees shall be paid by Buyer, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from, Buyer or its Affiliates in connection with this Agreement or the transactions contemplated hereby.

      Section 4.10. Financing. Buyer expects to receive on or before the Financing Commitment Delivery Date, a duly executed commitment letter from each of GMAC Commercial Finance LLC and American Capital Strategies, Ltd, or their respective affiliates, in a form reasonably satisfactory to both Buyer and Seller, to provide senior debt financing in an amount necessary to pay the Aggregate Cash Consideration component of the Purchase Consideration and to meet all costs and expenses of Buyer associated with the transactions contemplated by this Agreement (the letters, collectively, the "Debt Commitment Letter"). Upon Buyer's receipt of funds as contemplated by the Debt Commitment Letter, Buyer will have sufficient cash and/or cash equivalents to pay the entire Cash Consideration component of the Purchase Consideration and all related transaction expenses incurred by or on behalf of Buyer (including all related fees and expenses) at the Closing. The obligations to fund the commitment under the Debt Commitment Letter will not be subject to any condition except as expressly set forth in the Debt Commitment Letter.

      Section 4.11. Investment Intent. The Equity Interests are being acquired by Buyer solely for its own account, for investment and not with a view to any distribution thereof that would violate Securities Laws; and Buyer will not distribute Equity Interests in violation of Securities Laws.

      Section 4.12. Investigation. Buyer acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement, Buyer is relying on its own investigation and analysis in entering into the transactions contemplated hereby. Except to the extent Buyer has otherwise advised Seller in writing, neither Buyer nor any of its subsidiaries or representatives is aware of any of the representations or warranties contained in Article III being untrue or incorrect.

      Section 4.13. SEC Reports.

            (a) Buyer has filed all required forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) with the SEC since December 31, 2001 (collectively, the "Buyer SEC Reports"). As of their respective dates, or, if amended, as of the date of the last such amendment, each Buyer SEC Report, (a) complied in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, and the rules and regulations thereunder applicable to such Buyer SEC Reports and (b) did not, and in the case of such forms, reports, schedules, statements and other documents filed after the date hereof will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements included in or incorporated by reference into the Buyer SEC Reports (including the related notes and schedules) were, and in the case of such consolidated financial statements filed after the date hereof will be, prepared in accordance with the published rules and regulations of the SEC, and fairly presents in all material respects the consolidated financial position of Buyer and its Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders' equity and cash flows included in or incorporated by reference into the Buyer SEC Reports (including any related notes and schedules) fairly presents in all material respects the financial position, results of operations and cash flows, as the case may be, of Buyer and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

            (b) There is no investigation by the SEC pending, or, to the Knowledge of the Buyer, threatened with respect to any Buyer SEC Report. None of the Buyer SEC Reports are the subject of open, unresolved comments from the SEC. To the Knowledge of Buyer, there is no material unresolved violation of the Exchange Act or the published rules and regulations of the SEC asserted by the SEC with respect to the Buyer SEC Reports.

      Section 4.14. Disclaimer of Other Representations and Warranties. Buyer acknowledges and agrees that (i) Seller does not make, and has not made, any representations or warranties relating to the Companies, their Subsidiaries, the business of the Companies or their Subsidiaries or otherwise in connection with the transactions contemplated hereby other than those expressly set forth in
Article III, and (ii) no Person has been authorized by Seller or the Companies to make any representation or warranty relating to the Companies, their Subsidiaries, the business of the Companies or their Subsidiaries or otherwise in connection with the transactions contemplated hereby except as set forth in
Article III and, if made, such representation or warranty must not be relied upon as having been authorized by Seller.

      Section 4.15. Taxes. Neither Buyer nor any of its Subsidiaries has received a tax opinion with respect to any transaction other than in connection with any transaction in the ordinary course of business.

                                   ARTICLE V

                                   COVENANTS

      Section 5.1. Conduct of Business of Companies and their Subsidiaries.

            (a) From the date hereof through the Closing, and except as otherwise contemplated by this Agreement or consented to or approved by Buyer (which consent or approval shall not be unreasonably withheld or delayed), Seller shall cause the Companies and their Subsidiaries to operate their business only in the ordinary course and use commercially reasonable efforts to preserve the properties, business and relationships with suppliers and customers of the Companies and their Subsidiaries and shall cause the Companies and their Subsidiaries not to, other than in the ordinary course of business, undertake any of the following:

                  (i)   sell any material assets (other than Inventory);

                  (ii) except as provided in Section 5.1(d), declare, set aside or pay any dividend, returns of capital or any other distribution with respect to any Equity Interests and their Subsidiaries;

                  (iii) create an Encumbrance on any material assets or incur a material amount of additional indebtedness or enter into any other material transaction;

                  (iv) enter into any lease of real or personal property or any renewals thereof involving a rental obligation exceeding $50,000 per annum per any such lease, and $150,000 per annum in the aggregate;

                  (v) except for increases consistent with past practices or as may be required by any Contracts, increase the rate of compensation, bonuses or the benefits payable or to become payable to any director, officer or employee, or make any changes to its employee benefits, or grant to any director, officer or employee any increase in severance or termination pay, or enter into any modification, amendment waiver or consent with respect to any employment, severance, change of control, termination or similar agreement, arrangement or plan (oral or otherwise) with any director, officer or employee;

                  (vi) make any new commitment or increase any previous commitment for capital expenditures in an amount exceeding $25,000 per any such capital expenditure, and $100,000 in the aggregate; provided that any commitment identified on Section 5.1 of the Companies Disclosure Schedule or the capital budget previously delivered to Buyer shall not require the consent or approval of Buyer;

                  (vii) except as would not have a Material Adverse Effect on the Companies, enter into any transaction, contract or commitment, modify any Contract, waive or permit the loss of any right of substantial value, cancel any debt or claim, or voluntarily suffer any extraordinary loss;

                  (viii) sell, assign or convey any material Intellectual Property owned by any Company or any Subsidiary; or

                  (ix) enter into any contract, agreement, commitment or arrangement to take any of the actions prohibited in this Section 5.1.

            (b) Nothing in this Agreement shall be construed to limit Seller's, any of the Companies' or any of their Subsidiary's discretion to operate the business of the Companies and their Subsidiaries in the ordinary course, or shall give Buyer any ownership rights to Equity Interests, before the Closing Date.

            (c) As of the Closing, the Companies shall repay or otherwise cause all Debt then outstanding to be paid or otherwise satisfied and shall cause the execution and filing, if applicable, of all Financial Releases relating thereto.

            (d) Buyer acknowledges that notwithstanding anything to the contrary, the Companies and their Subsidiaries may transfer, by way of a dividend or otherwise, cash, cash equivalents, marketable securities and other financial instruments to Seller or its Affiliates prior to Closing.

      Section 5.2. Conduct of Business of Buyer and its Subsidiaries. From the date hereof through the Closing, and except as otherwise contemplated by this Agreement or consented to or approved by Seller (which consent or approval shall not be unreasonably withheld or delayed), Buyer shall, and shall cause its Subsidiaries to operate their business only in the ordinary course and use commercially reasonable efforts to preserve the properties, business and relationships with suppliers and customers of the Buyer and its Subsidiaries and Buyer shall not, and shall cause its Subsidiaries not to undertake any of the following:

            (a) issue any capital stock, or rights, warrants or options to acquire shares or such capital stock, or issue any securities convertible into such shares or convertible into securities in turn so convertible, or grant any options, warrants or rights to acquire any such convertible securities, except in accordance with the Buyer Option Plans;

            (b) declare, set aside or pay any dividend, returns of capital or any other distribution with respect to any Securities of the Buyer or any of its Subsidiaries;

            (c) split, combine or reclassify outstanding capital stock of Buyer or any of its Subsidiaries; and

            (d) enter into any contract, agreement, commitment or arrangement to take any of the actions prohibited in this Section 5.2.

      Section 5.3. Governmental Consents and Filings. Seller and Buyer shall duly file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice the premerger notification and report form (the "HSR Filing") required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the "HSR Act") with respect to the transactions contemplated hereby no later than the fifth Business Day following the date hereof. The HSR Filing shall be in substantial compliance with the requirements of the HSR Act. Each party shall use commercially reasonable efforts to cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request and secure early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder. Each of Buyer and Seller shall as promptly as practicable comply with Applicable Laws relating to any of the transactions contemplated by this Agreement and pursuant to which any Governmental Consent is necessary. Buyer and Seller shall furnish to each other all such information as is necessary to prepare any such registration, declaration or filing. Buyer and Seller shall keep each other apprised of the status of any communications with, consult with each other in advance of any meeting or conference with any, and shall keep each other apprised of any inquiries or requests for additional information from, any Governmental Authority with respect to the transactions contemplated by this Agreement.

      Section 5.4. Additional Agreements. Subject to the terms and conditions provided in this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each of the other parties hereto in connection with the foregoing, including (i) to obtain, in addition to the approvals discussed in Section 5.3, any other consents or approvals as are necessary in connection with the consummation of the transactions contemplated hereby, (ii) to effect, in addition to filings discussed in Section 5.3, all registrations and filings as are necessary or desirable in connection with the consummation of the transactions contemplated hereby, (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought by private parties or Governmental Authorities or officials, challenging this Agreement or the consummation of the transactions contemplated hereby, and
(iv) to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as may be reasonably requested in connection with the foregoing.

      Section 5.5. Expenses. Except as provided elsewhere herein, each party hereto shall bear the expenses incurred by it in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that Buyer shall pay all fees payable under the HSR Act and all related expenses; and provided, further, that Seller shall, except as otherwise provided in this Section 5.5, pay all fees, expenses and penalties incurred in connection with obtaining any consent and waiver from third parties contemplated by this Agreement; provided that it is understood and agreed that nothing in this Section 5.5 shall expand the Seller's obligations under Section 5.4 hereof.

      Section 5.6. Access; Certain Communications.

            (a) Between the date of this Agreement and the Closing Date, subject to Applicable Laws relating to the exchange of information, Seller shall and shall cause the Companies, their Subsidiaries and their respective counsel and accountants to afford to Buyer and its authorized agents and representatives reasonable access, upon reasonable prior notice and during normal business hours, to contracts, documents, financial statements, working papers, books, records, commitments, minutes, instruments and information relating to the business of the Companies and their Subsidiaries as Buyer shall reasonably request. Buyer and its agents and representatives shall not contact or have access to customers, suppliers or employees of any of the Companies or any of their Subsidiaries without the prior consent of Seller, which consent shall not be unreasonably withheld. It is expressly understood by the parties hereto that, notwithstanding the provisions of this Section 5.6(a), Seller, in its sole discretion, may deny or restrict any access (i) involving possible breaches of applicable confidentiality agreements with third parties or possible waivers of any applicable attorney-client privileges or (ii) in the event Buyer is in breach of this Agreement. It is further understood that Seller shall be under no obligation to grant Buyer or its representatives any access if such access would, under the circumstances, interfere with the operations, activities or employees of any of the Companies or any of their Subsidiaries, or if such access would, in the judgment of Seller, violate applicable antitrust or similar laws.

            (b) Between the date of this Agreement and the Closing Date, subject to Applicable Laws relating to the exchange of information, Buyer shall and shall cause its Subsidiaries and their respective counsel and accountants to afford to Seller and its authorized agents and representatives reasonable access, upon reasonable prior notice and during normal business hours, to contracts, documents, financial statements, working papers, books, records, commitments, minutes, instruments and information relating to the business of the Buyer and its Subsidiaries, as Seller shall reasonably request. Seller and its agents and representatives shall not contact or have access to customers, suppliers or employees of Buyer or any of its Subsidiaries. It is expressly understood by the parties hereto that, notwithstanding the provisions of this
Section 5.6(b), Buyer, in its sole discretion, may deny or restrict any access
(i) involving possible breaches of applicable confidentiality agreements with third parties or possible waivers of any applicable attorney-client privileges or (ii) in the event Seller is in breach of this Agreement. It is further understood that Buyer shall be under no obligation to grant Seller or its representatives any access if such access would, under the circumstances, interfere with the operations, activities or employees of Buyer or any of its Subsidiaries, or if such access would, in the judgment of Buyer, violate applicable antitrust or similar laws.

      Section 5.7. Confidentiality.

            (a) This Agreement, the transactions contemplated hereby and all information disclosed pursuant to Section 5.6 hereof shall be subject to the Exclusivity Agreement.

            (b) Seller and Buyer shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby; provided, however, that this Section 5.7(b) shall not prohibit any party, following notification to the other parties if practicable, from making any disclosure required by Applicable Law.

      Section 5.8. Financing.

            (a) Buyer shall use its reasonable efforts to obtain the Debt Commitment Letter on or prior to the Financing Commitment Delivery Date, such Debt Commitment Letter to contain conditions to Closing reasonably satisfactory to Buyer and Seller. Buyer will keep Seller informed on a reasonably current basis, in reasonable detail of the status of the efforts to arrange financing and shall, promptly following the receipt of any draft commitment letters for financing the transactions contemplated by this Agreement, Buyer shall furnish such drafts to Seller.

            (b) Buyer shall use its reasonable efforts to obtain the financing described in the Debt Commitment Letter and to maintain the Debt Commitment Letter in full force and effect and shall keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to finance the Cash Consideration portion of the Purchase Consideration and Buyer's expenses contemplated by this Agreement. Buyer shall provide prompt written notice to Seller of the lender's refusal or stated refusal to provide the financing described in the Debt Commitment Letter.

            (c) Once the Debt Commitment Letter is delivered to Seller pursuant to this Agreement, Buyer shall not amend, modify, withdraw or rescind the Debt Commitment Letter in any way which would cause the Closing not to occur or delay the consummation of the transactions contemplated hereby.

            (d) Buyer shall pay all fees in respect of the Debt Commitment Letter when due.

      Section 5.9. Tax Matters.

            (a) Termination of Tax Sharing Agreements. Except as otherwise provided in this Section 5.9, all Tax sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, that may exist between the Companies and their Subsidiaries, on the one hand, and Seller or its Affiliates, on the other hand, and all obligations thereunder shall terminate as of the Closing, and the Companies and their Subsidiaries shall have no liability thereunder for any and all amounts due in respect of periods prior to the Closing Date.

            (b) Responsibility for Pre-Closing Taxes. In determining its liability for Losses under Section 7.2, Seller shall be responsible only for Taxes (or the non-payment thereof) of the Companies and their Subsidiaries for all taxable periods ending on or before the Closing Date and the portion of the taxable period through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"); provided, however, that Seller shall be liable only to the extent that all such Taxes exceed the amount, if any, reserved for such Taxes in the Financial Information.

            (c) Straddle Periods. Unless prohibited by Applicable Law, Buyer, Seller and the Companies shall cause the taxable year of the Companies and their Subsidiaries to close on the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of a Company or Subsidiary of a Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of a Company or Subsidiary for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the total number of days in the Straddle Period.

            (d) Preparation of Pre-Closing Consolidated Returns. Each of the Companies (and all of their Subsidiaries eligible to be so included, together with the Companies, the "Company Subgroup") shall continue to be included for all taxable periods ending on or before the Closing in the federal income Tax Return for the group of which each Company is the common parent (each, a "Group") and any required state or local income or franchise Tax Returns that include the Company Subgroup (all such Tax Returns including taxable periods of the Company Subgroup ending on or before the Closing Date are hereinafter referred to as "Pre-Closing Consolidated Returns"). For the avoidance of doubt, all management bonuses and other transaction costs accrued by each Company on or before the Closing Date shall be included in the Pre-Closing Consolidated Returns. All Pre-Closing Consolidated Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in Applicable Law. Seller shall be responsible, at its own expense, for the preparation of the Pre-Closing Consolidated Returns in a timely fashion. Buyer and its authorized representative will have the right to review and comment upon such Pre-Closing Consolidated Return for thirty (30) days following Buyer's receipt of such Pre-Closing Consolidated Return or any amendment thereto. If Buyer disagrees with the tax treatment of items on a Pre-Closing Consolidated Return, Buyer shall notify Seller in writing of such disagreement prior to the close of such 30-day period, and Seller and Buyer shall consult and attempt to resolve in good faith the disagreement. In the event that Seller and Buyer are unable to resolve the disagreement within fifteen (15) days following the end of the such 30-day period, Seller and Buyer shall submit the matter to KPMG LLP to resolve the dispute as promptly as possible. Buyer agrees that it will cause the Companies to apply for extensions of the time to file the Pre-Closing Consolidated Returns to the extent necessary to resolve any disputed items before filing such Tax Returns.

            (e) Preparation of Straddle Period Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Returns of the Companies and their Subsidiaries for any Straddle Period (each a "Straddle Period Return"). Buyer shall provide a copy of each such Straddle Period Return to the Seller for its review and comment not later than thirty (30) days prior to the deadline for filing each such Tax Return, and shall make all changes to each such Tax Return reasonably requested by the Seller; provided, that Seller provides such comments to Buyer at least ten (10) days prior to the deadline for filing such Tax Return. Concurrently with the provision to the Seller of any Straddle Period Return (including any draft Return), Buyer shall provide a computation of the Pre-Closing Taxes reflected in any such Straddle Period Return (such computation, the "Statement"). If Buyer files or causes to be filed a Straddle Period Return that reflects a different amount of Pre-Closing Taxes from the version initially presented to Seller, then Buyer shall provide a copy of such Straddle Period Return, together with an amended Statement, to Seller concurrently with its filing (or causing to be filed) such Straddle Period Return. Seller and its authorized representative will have the right to review such Statement for thirty (30) days following Seller's receipt of such Statement or any amendment thereto (the "30-Day Review Period"). If Seller disagrees with the allocation in such Statement, Seller shall notify Buyer in writing of such disagreement prior to the close of the 30-Day Review Period, and Seller and Buyer shall consult and attempt to resolve in good faith the disagreement. In the event that Seller and Buyer are unable to resolve the disagreement within fifteen (15) days following the end of the 30-Day Review Period, Seller and Buyer shall submit the matter to KPMG LLP to resolve the dispute as promptly as possible.

            (f) Tax Cooperation. After the Closing Date, Seller shall submit to Buyer blank tax return workpaper packages reasonably necessary for Seller to prepare any Pre-Closing Consolidated Returns. Buyer shall prepare or cause to be prepared completely and accurately all information that Seller shall reasonably request in such workpaper packages and shall submit to Seller such packages within the later of sixty (60) days after Buyer's receipt thereof or forty five
(45) days after the close of the taxable period to which a workpaper package relates. Each party shall cooperate with the other in connection with any Tax filing, investigation, audit or other proceeding. Buyer and Seller shall preserve and cause to be preserved all information, Returns, books, records and documents relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period.

            (g) Audits. Notwithstanding any other provisions hereof, if, after the Closing Date, Buyer, the Company, or any of their Affiliates receives any notice, letter, correspondence, claim or decree relating to Pre-Closing Taxes from any Tax authority ("Tax Notice") and, upon receipt of such Tax Notice, believes it has suffered or potentially could suffer any Losses relating to Pre-Closing Taxes, Buyer shall, and shall cause the Company to, promptly deliver such Tax Notice to the Seller; provided, however, that the failure of Buyer to provide the Tax Notice to the Seller shall not affect the indemnification rights of Buyer, the Company or any affiliate of Buyer pursuant to this Section 5.9 and
Article VII hereof, except to the extent that Seller is prejudiced by Buyer's failure to deliver such Tax Notice. Notwithstanding any other provision of
Article VII to the contrary, Seller shall have the right to handle, defend, conduct and control any Tax audit or other proceeding involving the Company that relates to such Tax Notice (except to the extent that such Tax Notice, Tax audit or other proceeding relates to a period other than a Pre-Closing Tax Period, and except to the extent that Seller would have no indemnification obligations pursuant to this Section 5.9 or Article VII hereof), but Buyer shall have the right to participate in such Tax audit or proceeding at its own expense. Seller shall also have the right to compromise or settle any such Tax audit or other proceeding that it has the authority to control pursuant to the preceding sentence subject to Buyer's consent, which consent shall not be unreasonably withheld. If Seller fails within a reasonable time after notice to defend any such Tax Notice or the resulting audit or proceeding as provided herein, Seller shall be bound by the results obtained by Buyer in connection therewith. Seller shall pay to Buyer the amount of any Losses incurred by Buyer within fifteen (15) days after a Final Determination of such Losses. For purposes of this Agreement, a "Final Determination" shall have the meaning given to the term "determination" by Code Section 1313 and the Treasury Regulations thereunder with respect to United States federal Tax matters; and with respect to foreign, state and local Tax matters Final Determination shall mean any final settlement with a relevant Tax authority that does not provide a right to appeal or any final decision by a court with respect to which no timely appeal is pending and as to which the time for filing such appeal has expired. For the avoidance of doubt, a Final Determination with respect to United States federal Tax matters shall include any formal or informal settlement entered with the IRS with respect to which the taxpayer has no right to appeal.

            (h) Carrybacks. To the extent permitted by law, Buyer shall not, and shall cause the Company or any of its Subsidiaries not to, carry back any Tax attribute to a period ending on or before the Closing Date.

      Section 5.10. Employee Matters.

            (a) Continuation of Employment. At the Closing, Buyer shall cause the Companies and their Subsidiaries to offer continued employment to all of their respective employees, except for those officers of the Companies or Subsidiaries who will resign prior to or as of the Closing pursuant to Section
5.12 or otherwise disclosed in writing to Seller by Buyer prior to the Closing, and to adopt appropriate benefit plans, programs and policies for their employees; provided that the Companies and their Subsidiaries shall have the same right to terminate the employment of any employee following the Closing and the same right to amend or terminate any compensation plan, program, arrangement or policy as the Companies and their Subsidiaries have on the date hereof. After Closing, Seller shall, and to the extent necessary shall cause Parent to, perform such actions as are reasonably necessary to assist Buyer and the Companies to adopt such benefit plans, programs, and policies for the benefit of the acquired employees.

            (b) Benefit Plans. From and after the Closing Date, Buyer shall grant all employees of the Companies and their Subsidiaries credit for any service with the Companies and their Subsidiaries earned prior to the Closing
Date:

                  (i) for eligibility, vesting and benefit accrual (other than with respect to any defined benefit pension plan) purposes; and

                  (ii) for purposes of vacation accrual and severance benefits under any employee benefit plan, program or arrangement established or maintained by the Companies and their Subsidiaries on or after the Closing Date (the "Buyer Benefit Plans"). In addition, Buyer shall (i) waive all pre existing condition exclusion and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Buyer Benefit Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date, and (ii) take into account any covered expenses incurred on or before the Closing Date by any employee (or covered dependent thereof) of the Companies or any of their Subsidiaries for purposes of satisfying applicable deductible, coinsurance and maximum out of pocket provisions after the Closing Date under any applicable Buyer Benefit Plan. After the Closing Date, Buyer shall be responsible for providing continuation coverage required under Section 4980B of the Code and Title I, Part 6 of ERISA to all former employees of the Companies or their Subsidiaries who terminated employment on or before such date.

                  (c) Defined Contribution Plan. As soon as reasonably practicable on or after the Closing Date, Seller agrees to cause the trustee of the Seller 401(k) Plan (the "Seller Trustee") to fully vest all employees of the Companies and their Subsidiaries in their accounts in the Seller 401(k) Plan and, upon written request from Buyer, which request shall be made within thirty
(30) days after Closing if Buyer elects to exercise this option, to transfer an amount equal to the vested account balances in the Seller 401(k) Plan attributable to the employees of the Companies and/or their Subsidiaries to the trustee of the Buyer 401(k) Plan (the "Buyer Trustee"). Buyer shall cause the Buyer 401(k) Plan to accept any outstanding loans of an employee of the Companies or their Subsidiaries and shall arrange to administer such loans in substantially the same manner as under the Seller 401(k) Plan. In addition, with respect to any amounts attributable to a loan to an employee of the Companies or their Subsidiaries payable prior to the transfer contemplated under this Section 5.10(c), Buyer shall execute whatever actions and make whatever arrangements may be necessary to permit the periodic repayment of such amounts through payroll deduction and the remittance of the payments to the Seller 401(k) Plan. Such transfer shall be made to the Buyer Trustee entirely in (a) cash or other assets acceptable to the Buyer Trustee, and (b) notes which represent the participant loans of the employees of the Companies or their Subsidiaries. Seller agrees to prepare and provide to Buyer, as soon as practicable following the Closing Date, a list of the employees of the Companies and their Subsidiaries and their alternate payees who are entitled to benefits under the Seller 401(k) Plan, such employees' account balances thereunder, and other information as may be reasonably requested by Buyer to establish and administer the transferred account balances of the employees of the Companies or their Subsidiaries.

                  (d) Medical, Dental Health Expenses. Buyer shall be solely responsible for all claims submitted by the current or former employees of the Companies and their Subsidiaries under any health, medical or dental plans with respect to any such claim which occurs on or after the Closing Date. Buyer shall fully and completely reimburse and indemnify Seller for all fees, premiums or claims paid by the Seller to or on behalf of the current or former employees of the Companies and their Subsidiaries with respect to occurrences before the Closing Date (provided that any such claim was unpaid as of the Closing Date) under any Employee Benefit Plan, which is a health, medical or dental plan, regardless of when such fee, premium or claim is actually paid.

      Section 5.11. Termination of Affiliate Relations.

            (a) All agreements between the Companies or their Subsidiaries, on the one hand, and Seller or its Subsidiaries, on the other hand (other than agreements solely between the Companies and their Subsidiaries, agreements listed on Section 5.11 of the Companies Disclosure Schedules), shall be terminated as of the Closing, and all obligations and liabilities thereunder shall have been paid off or otherwise satisfied.

            (b) Buyer shall obtain, prior to the Closing Date and effective as of the Closing Date, letters of credit that shall replace the Letters of Credit and the Letters of Credit shall be terminated as of the Closing Date.

      Section 5.12. Directors and Officers; Other Relationships. At the Closing, Seller shall cause to be delivered to Buyer duly signed resignations, effective immediately after the Closing, of any directors or officers of the Companies and their Subsidiaries who are directors or officers of Seller or its Affiliates (other than any Company or any Subsidiary of a Company), and the resignation of Gerald M. Cohn. In addition, subject to the terms of this Agreement and any agreement listed on the Companies Disclosure Schedules, at or after the Closing, upon reasonable prior written notice to Buyer, Seller and its Affiliates may terminate any activities relating to, or services provided to, the Companies or its Subsidiaries. At the Closing, Buyer, effective immediately after the Closing, shall appoint new directors, officers, managing members and other replacements for the Companies and Subsidiaries who resign in accordance with this Section 5.12.

      Section 5.13. Non-Solicitation of Employees. During the period beginning on the Closing Date and ending twelve (12) months after the Closing Date, Parent and Seller agree that they shall not, and shall cause each of their respective Subsidiaries not to, solicit or endeavor to entice away, employ or offer to employ any employee employed by any of the Companies or any of their Subsidiaries as of the Closing Date (excluding Gerald M. Cohn) and any such employee who is also employed by Seller or any of the Seller's Subsidiaries (other than any Company or any of the Companies' Subsidiaries) as of the Closing
Date).

      Section 5.14. Covenant Not to Compete. Seller and Parent agree that, during the twelve (12) month period immediately following the Closing, neither Seller, Parent nor any of the their respective Subsidiaries shall, within the Restricted Territory (as defined below), engage or participate in, acquire any ownership interest in, manage, act as a consultant to, operate, control or be connected as a partner, or make a loan to any Person that engages in a business in competition with the business of the Companies and their Subsidiaries as is being conducted on the date hereof by designing, sourcing and distributing footwear (a "Competing Business"); provided, however, that it shall not be a violation of this Section 5.15 for Seller or any of its Affiliates (i) to own, directly or indirectly, solely as an investment, securities of any Person that are traded on a national securities exchange or the NASDAQ Stock Market (or a recognized securities exchange outside the U.S.) if Seller or any of its Subsidiaries (x) is not a controlling Person or a member of a group that controls such Person and (y) does not, directly or indirectly, own more than 5% or more of the voting securities of such Person, or (ii) to operate a Competing Business that has been acquired by such Person, provided that such Competing Business accounted for less than 10% of the net revenues of the total business acquired by such Person and such Competing Business is sold within twelve (12) months of such acquisition. The term "Restricted Territory" shall mean those countries set forth on Section 5.14 of the Companies Disclosure Schedule.

      Section 5.15. Return of Documents. In the event that the transactions contemplated by this Agreement are not consummated for whatever reason, promptly following the termination of this Agreement pursuant to Article VIII hereof, Buyer shall, and Buyer shall cause its representatives to return to Seller any and all documents furnished to any of them relating to Seller, the Companies and their Subsidiaries, and all copies of any such documents in their possession or control.

      Section 5.16. Non-Solicitation of Buyers. Until the Closing or the termination of this Agreement in accordance with its terms, none of Seller, its Affiliates, nor any of their respective representatives, including their officers, directors, employees, advisors, agents, security holders or any Person acting on their behalf, shall, directly or indirectly, through any director, officer, employee, agent, representative (including, without limitation, investment bankers, attorneys and accountants) or otherwise, (i) encourage, solicit, initiate, or engage in discussions or negotiations with, or provide any information to, or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes, or would reasonably be expected to lead to, any proposed or actual sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any portion of the business, properties, assets (except for the sale of properties or assets in the ordinary course of business not in violation of
Section 5.1 hereof) or Equity Interests of the Companies or the Securities of their Subsidiaries, or a tender offer, merger, consolidation, or other business combination involving the Seller, or any transaction which is similar in form, substance or purpose to any of the foregoing transactions (an "Acquisition Proposal"), (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any Person (other than the Buyer or any of its representatives) regarding an Acquisition Proposal, or (iii) enter into any agreement, arrangement, or understanding regarding an Acquisition Proposal or requiring the Seller to abandon, terminate or fail to consummate the transactions contemplated herein. Without limiting the foregoing, it is understood by the Seller that any violation of the restrictions set forth in this Section 5.16 by any officer, director, or employee of the Seller or if directed by the Seller, any investment banker, financial advisor, attorney, accountant or other representative retained by the Seller shall be deemed a breach of this Section 5.16 by the Seller. The Seller, its Affiliates or any of their respective representatives shall immediately terminate all discussions and negotiations with any Person (other than Buyer and its representatives) concerning any Acquisition Proposal.

      Section 5.17. Notification of Breach. During the period from the date of this Agreement and continuing until the Closing, Seller agrees to promptly advise Buyer of any breach of this Agreement in any material respect by Seller, the Companies or their Subsidiaries, or any inaccuracy of any representation or warranty made by Seller under this Agreement. In addition, during the period from the date of this Agreement and continuing until the Closing, Buyer agrees to promptly advise Seller of any breach of this Agreement in any material respect by Buyer, or any inaccuracy of any representation or warranty made by Buyer under this Agreement. In no event shall any disclosure of such breach or inaccuracy impair the rights and remedies of any party hereto with respect to any breach or inaccuracy by the other party hereto arising prior to such disclosure.

      Section 5.18. Audit. No later than three (3) Business Days prior to the Closing, Seller shall provide to the Buyer an audited combined income statement and statements of cash flows and owners' equity for the Companies and their Subsidiaries for the fiscal year ending September 30, 2002, and a combined balance sheet, income statement and statements of cash flows and owners' equity for the Companies and their Subsidiaries for the fiscal years ending September 30, 2003 and 2004, in each case audited by Ernst & Young LLP (the "Closing Financial Statements"). Promptly following the receipt of any draft of the Closing Financial Statements, Seller shall furnish such drafts to Buyer. At the Closing, Seller shall provide a certificate from a senior officer of Seller certifying that the Closing Financial Statements have been prepared in a manner consistent with GAAP, and fairly present, in all material respects, the financial position of the Companies and their Subsidiaries as of such dates and the results of operations of the Companies and their Subsidiaries for the periods covered thereby, in each case on a combined basis, including footnotes and other presentation items.

      Section 5.19. Monthly Financial Information Reporting.

            (a) No later than twenty (20) days after the end of each month commencing after the date hereof, Seller shall deliver to Buyer the monthly reporting information (in form and substance) customarily provided to Seller by the Companies and their Subsidiaries and such other financial information as reasonably requested by Buyer with respect to their combined and combining operations for each month.

            (b) Buyer will cause the Companies and their Subsidiaries to provide to Seller, within forty-five (45) days of Closing, the monthly reporting information (in form and substance) customarily provided to Seller by the Companies and their Subsidiaries and such other financial information as reasonably requested with respect to their combined operations for the period and/or periods up to Closing. In addition, Buyer shall cause each of the Companies and their Subsidiaries' employees, agents and representatives to cooperate and assist Seller in the preparation of the Seller's financial statements for each period prior to Closing, including in connection with the audit of the Seller's financial statements for any such period.

      Section 5.20. Debt Commitment Letter. Upon delivery to Seller of a true and correct copy of the Debt Commitment Letter, such copy will be attached hereto as Exhibit B.

      Section 5.21. Payments. Seller shall pay all Retained Liabilities promptly as they become due and payable, except to the extent subject to good faith disputes.

      Section 5.22. Actions Subsequent to Closing. From and after the Closing, assuming consummation of the Closing, each of Buyer and Seller shall, from time to time, subject to Section 5.5 hereof and without any further consideration take commercially reasonable efforts to do, execute, acknowledge, obtain and deliver all such further acts, deeds, consents and approvals from third parties, registrations and filings as is required by such other party more effectively to effect the transactions contemplated by this Agreement; provided, however, that following Closing Buyer shall have the responsibility for obtaining all outstanding third party consents. Notwithstanding anything to the contrary, Seller shall not be required to pay any costs or expenses associated with obtaining third party consents following the Closing.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

      Section 6.1. Conditions to Buyer's Obligations. The obligations of Buyer to effect the transactions contemplated hereby shall be subject to each of the following conditions, any one or more of which may be waived in writing by Buyer in whole or in part:

            (a) each of the representations and warranties of Seller contained in this Agreement, (i) to the extent qualified by materiality, shall be true and correct and (ii) to the extent not qualified by materiality, shall be true and correct in all material respects, when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except (i) that representations and warranties that are made as of a specific date need be true and correct only as of such date; and
(ii) as contemplated or permitted by this Agreement to change between the date of this Agreement and the Closing Date);

            (b) Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date;

            (c) Buyer shall have received no less than the Aggregate Cash Consideration in debt financing pursuant to the Debt Commitment Letter (the "Financing");

            (d) Seller shall have delivered to Buyer a certificate from a senior executive officer of Seller dated as of the Closing Date, confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this
Section 6.1;

            (e)   The Financial Releases shall have been executed and delivered;

            (f) Seller shall have executed and delivered to Buyer, a termination agreement, in form substantially similar to the form attached as Exhibit C hereto (a "Termination Agreement"), terminating the Companies' and their Subsidiaries' obligations under the Amended and Restated Management Services Agreement, dated as of April 7, 2003, by and among SILLC Management, Inc., Parent, EJ Footwear, certain of the Companies, and certain other Subsidiaries of Parent;

            (g) Buyer shall have received an opinion, dated the Closing Date, from Dechert LLP, counsel to Seller, substantially in the form attached hereto as Exhibit D;

            (h) Seller shall have executed and delivered, and shall have caused ACE Property & Casualty Insurance Co. and AIG Insurance Company (each, an "Insurer") to execute, an Assumption Agreement, by and among Seller, Buyer and each Insurer (the "Insurance Assumption Agreements"), in form reasonably satisfactory to Buyer;

            (i) Seller shall have executed and delivered to Buyer the Escrow Agreement;

            (j) At the Closing, Seller shall have delivered to Buyer certificates representing the Equity Interests in accordance with Section 2.2 above;

            (k) Seller shall have delivered the Escrow Letter of Credit to the Escrow Agent;

            (l) Seller shall have obtained and delivered to Buyer (i) the consents from third parties set forth on Section 6.1(l)(i) of the Companies Disclosure Schedule, (ii) at least 75% of the consents from third parties set forth on Section 6.1(l)(ii) of the Companies Disclosure Schedule, and (iii) the Governmental Consents set forth on Section 6.1(l)(iii) of the Companies Disclosure Schedule;

            (m) Seller shall have paid to the employees of each of the Companies and their Subsidiaries, any and all employee bonuses earned by such employees for the fiscal year ended September 30, 2004;

            (n) Seller shall have executed and shall have caused Gerald M. Cohn to have executed a Termination Agreement, including a noncompete covenant, substantially in the form previously agreed to by Buyer and Seller with such changes as shall be reasonably satisfactory to Buyer;

            (o) Seller shall have caused, and provided evidence of same reasonably satisfactory to Buyer, all payments due and payable to be made to participants of the EJ Footwear 2000 Phantom Unit Plan with respect to all outstanding vested phantom units held by participants pursuant to Section 7.1(a) of the EJ Footwear 2000 Phantom Unit Plan;

            (p) Seller shall have caused, and provided evidence of same reasonably satisfactory to Buyer, EJ Footwear to deposit the aggregate amount due and payable with respect to unvested phantom units into a trust for the benefit of the participants pursuant to Section 7.2(a) of the EJ Footwear 2000 Phantom Unit Plan or at Seller's option, shall have caused such amounts to be paid to the participants as though such units were vested; and

            (q) Seller shall have caused, and provided evidence of same reasonably satisfactory to Buyer, its appropriate Subsidiaries to have paid, in a lump sum, all amounts due and payable pursuant to Section 7(b) of the deferred compensation agreements listed on Section 3.14 of the Companies Disclosure Schedules.

      Section 6.2. Conditions to Seller's Obligations. The obligations of Seller to effect the transactions contemplated hereby shall be subject to each of the following conditions, any one or more of which may be waived in whole or in part by Seller in writing:

            (a) each of the representations and warranties of Buyer contained in this Agreement, (i) to the extent qualified by materiality, shall be true and correct and (ii) to the extent not qualified by materiality, shall be true and correct in all material respects, when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except (i) that representations and warranties that are made as of a specific date need be true and correct only as of such date; and
(ii) as contemplated or permitted by this Agreement to change between the date of this Agreement and the Closing Date);

            (b) Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date;

            (c) Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, from a senior executive officer of Buyer confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this
Section 6.2;

            (d)   The Financial Releases shall have been executed and delivered;

            (e) The parties hereto shall have made and obtained the Governmental Consents;

            (f) Buyer shall have executed and delivered to Seller the Escrow Agreement;

            (g) Buyer shall have executed and delivered to Seller, and shall have caused the Insurers to execute, and deliver to Seller the Insurance Assumption Agreements in form reasonably satisfactory to Seller;

            (h) Buyer shall have executed and delivered to Seller the Registration Rights Agreement, substantially in the form attached as Exhibit E hereto (the "Registration Rights Agreement");

            (i) Seller shall have received an opinion, dated the Closing Date, from Porter, Wright, Morris & Arthur LLP, counsel to Buyer, substantially in the form attached hereto as Exhibit F;

            (j) At the Closing, Buyer shall have paid to Seller the Aggregate Cash Consideration as required by Section 2.4 above, delivered to Seller the Stock Consideration; and

            (k) Buyer shall have executed and delivered to Seller the Beacon Letter, substantially in the form attached as Exhibit G hereto (the "Beacon Letter").

      Section 6.3. Mutual Conditions. The obligations of Seller, on the one hand, and Buyer, on the other hand, to effect the Closing shall be subject to the condition that no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, that no proceeding initiated by any Governmental Authority seeking an injunction shall be pending and that no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby.

                                  ARTICLE VII

                          SURVIVAL AND INDEMNIFICATION

      Section 7.1. Survival. Except as otherwise provided in this Agreement, the representations, warranties and covenants contained in this Agreement shall survive the Closing until the date that is fifteen (15) months after the Closing Date (the "General Survival Period"); except (i) with respect to representations dealing with the Retained Liabilities (Section 2.10), Organization and Related Matters (Section 3.3 and Section 4.3), Expenses (Section 5.5), Actions Subsequent to Closing (Section 5.22), and to the extent specified in Article IX, the Parent Guaranty (Article IX) which shall survive indefinitely, and (ii) with respect to Tax Matters (Sections 3.12 and 5.9) and Benefit Plans (Section 3.14), which shall survive to the applicable statute of limitations.

      Section 7.2. Indemnification.

            (a) From and after the Closing Date and subject to this Article VII, Seller agrees to indemnify and hold harmless Buyer and its Affiliates (including after the Closing, the Companies and their Subsidiaries) and their respective successors, against and in respect of any and all losses, claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses ("Losses") sustained by Buyer or any Affiliate, resulting or arising from or otherwise relating to (i) any breaches of Seller's representations and warranties set forth in Article III of this Agreement or in any certificate furnished pursuant hereto or in connection with the transactions contemplated hereby, (ii) any nonfulfillment of or failure to comply with any covenant of Seller set forth in this Agreement, (iii) the Retained Liabilities, or (iv) any Pre-Closing Taxes as set forth in Section 5.9. Buyer's right to indemnification hereunder shall not be limited or affected in any way by any pre-Closing investigation by the Buyer.

            (b) From and after the Closing Date and subject to this Article VII, Buyer shall indemnify and hold harmless Seller and its Affiliates against and in respect of any and all Losses sustained by Seller or any Affiliate resulting or arising from or otherwise relating to (i) any breaches of Buyer's representations and warranties set forth in Article IV of this Agreement or in any statement or certificate furnished pursuant hereto or in connection with the transactions contemplated hereby and (ii) any nonfulfillment of or failure to comply with any covenant of Buyer set forth in this Agreement.

            (c) Any payments pursuant to this Article VII shall be treated as an adjustment to the Purchase Consideration.

      Section 7.3. Method of Asserting Claims, Etc. The obligations and liabilities of any party hereto against which indemnification is sought hereunder with respect to Losses resulting from the assertion of liability by third parties shall be subject to this Section 7.3.

            (a) Promptly after receipt by any Indemnified Party of notice or Knowledge of any demand or claim or the commencement of any action, proceeding or investigation (an "Asserted Liability") that could reasonably be expected to result in Losses, the Indemnified Party shall give notice thereof (a "Claims Notice") to the other party obligated to provide indemnification pursuant to
Section 7.2(a) or Section 7.2(b) (the "Indemnifying Parties"). Each Claims Notice shall describe the nature and basis of the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by the Indemnified Party. The rights of any Indemnified Party to be indemnified hereunder shall not be adversely affected by its failure to give, or its failure to timely give, a Claims Notice with respect thereto unless, and if so, only to the extent that, the Indemnifying Party is prejudiced thereby.

            (b) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within sixty (60) days of receipt of a Claims Notice from the Indemnified Party, to assume the exclusive defense, settlement, adjustment and compromise of such Asserted Liability, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. Should the Indemnifying Party elect to assume the exclusive defense of the Asserted Liability, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses incurred by the Indemnified Party in connection with the defense thereof. Subject to the foregoing, if the Indemnifying Party elects to compromise or defend such Asserted Liability, the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability or fails to notify the Indemnified Party of its election as herein provided, the Indemnified Party may pay, compromise or defend such Asserted Liability. The Indemnified Party and the Indemnifying Party may participate, and to be represented by counsel, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control, and the reasonable assistance of its employees, for which the Indemnifying Party shall be obliged to reimburse the Indemnified Party the reasonable out-of-pocket expenses of making them available.

            (c) If any Indemnifying Party has assumed the exclusive defense of an Asserted Liability in accordance with the terms hereof, the Indemnifying Party shall have the right to consent to the entry of judgment with respect to, or otherwise settle such Asserted Liability without the consent of the Indemnified Party if (i) the settlement involves solely monetary damages and
(ii) the Indemnifying Party expressly agrees in writing to the Indemnified Party that, as between the two, the Indemnifying Party is solely obligated to satisfy and discharge the claim. If the foregoing conditions are not satisfied, the Indemnifying Party shall have the right to consent to the entry of judgment with respect to, or otherwise settle such Asserted Liability only upon receipt of the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnified Party does not give such consent, the Indemnifying Party shall resume the diligent defense of the Asserted Liability. Regardless of whether the Indemnifying Party elects to assume the exclusive defense of the Asserted Liability in accordance with the terms hereof, the Indemnified Party shall not admit any liability with respect to, consent to the entry of judgment with respect to, or otherwise settle such Asserted Liability without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

      Section 7.4. Indemnification Amounts. Seller shall not have liability under Section 7.2(a) until the aggregate amount of Buyer's Losses attributable to indemnification claims under such section for which a Claims Notice was properly delivered to Seller pursuant to Section 7.3 exceeds $977,000 (the "Seller Basket Amount"); provided, however, that once the aggregate amount of Buyer's Losses attributable to indemnification claims under Section 7.2(a) equal or exceed the Seller Basket Amount, all of Buyer's Losses attributable to such indemnification claims will be indemnifiable by Seller. Seller's obligation to indemnify pursuant to the foregoing shall be limited to $8,793,000 (the "Seller Maximum Amount"). Notwithstanding the foregoing, neither the Seller Basket Amount nor the Seller Maximum Amount shall apply to Losses resulting from (i) the Retained Liabilities (Section 2.10), (ii) breaches by Seller with respect to representations and warranties set forth in Organization and Related Matters (Section 3.3), Tax Matters (Section 3.12), those sections of Benefit Plans (Section 3.14) that relate to Losses under an Employee Benefit Plan subject to Title IV of ERISA or that relate to Losses under an Employee Benefit Plan of an ERISA Affiliate of Seller under which no employees of the Companies or any of their Subsidiaries participates or has participated, and Environmental Matters (Section 3.15), or for (iii) fraudulent or willful and intentional breaches with the intent to deceive, for all of which Losses the Seller shall be liable whether or not the Seller Basket Amount has been satisfied. Additionally and notwithstanding the foregoing, the Seller Maximum Amount shall not apply to Losses resulting from breaches by Seller with respect to representations and warranties set forth in Benefit Plans (Section 3.14). Buyer shall not have liability under Section 7.2(b) until the aggregate amount of Buyer's Losses attributable to indemnification claims under such section for which a Claims Notice was properly delivered to Seller pursuant to Section 7.3 exceeds $977,000 (the "Buyer Basket Amount"); provided, however, that once the aggregate amount of Seller's Losses attributable to indemnification claims under Section 7.2(b) equal or exceed the Buyer Basket Amount, all of Seller's Losses attributable to such indemnification claims will be indemnifiable by Buyer. The maximum liability of Buyer under Section 7.2(b) is $8,793,000 (the "Buyer Maximum Amount"). Notwithstanding the foregoing, neither the Buyer Basket Amount nor the Buyer Maximum Amount shall apply to Losses resulting from (i) breaches by Buyer with respect to representations and warranties set forth in Organization and Related Matters (Section 4.3) or (ii) fraudulent or willful and intentional breaches with the intent to deceive, for all of which Losses the Buyer shall be liable whether or not the Buyer Basket Amount has been satisfied.

      Section 7.5. Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 7.2 shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, (ii) any insurance proceeds or other cash receipts or sources of reimbursement recoverable in respect of such Loss (each source named in clauses (i) and (ii), a "Collateral Source"), (iii) an amount equal to the Tax benefit attributable to such Loss and (iv) any specific accruals or reserves (or overstatement of liabilities in respect of actual liability) included in the Financial Information. The parties shall take and shall cause their Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto. Indemnification under this Article VII shall not be available to Buyer or Seller, as the case may be, unless the party seeking indemnification under this Article VII first uses all reasonable efforts to seek recovery from all Collateral Sources. The parties acknowledge and agree that no right of subrogation shall accrue or inure to the benefit of any Collateral Source hereunder. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery from a Collateral Source; provided, that the Indemnifying Party will then be responsible for pursuing such recovery at its own expense. If the amount to be netted hereunder from any payment required under Section 7.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VII had such determination been made at the time of such payment..

      Section 7.6. Satisfaction of Claims. The parties acknowledge and agree that Seller shall have the option to satisfy its obligations arising under
Section 7.2(a) of this Agreement either through (a) the Escrow Agent's draw of the Escrow Letter of Credit, (b) the payment of cash or (c) by the combination of the forms of consideration described in clauses (a) and (b) hereof.

      Section 7.7. No Set-Off. No party shall have any right to set-off any Losses against any payments to be made by either of them pursuant to this Agreement or otherwise.

      Section 7.8. Losses for Environmental Liabilities. With respect to any Losses for Environmental Liabilities under subparagraph (e) of the definition of Retained Liabilities or Losses for any breaches of Seller's representations or warranties set forth in Section 3.15 of this Agreement, which require Remediation of the Leased Real Property, Seller shall have the right, in its sole discretion, to conduct and control the Remediation, and Seller's Losses shall only include such Remediation necessary to achieve the "Remediation Standard," which shall be such Remediation that (i) complies with the minimum and least stringent standards enforceable under applicable Environmental Laws,
(ii) is approved or authorized by Governmental Authorities with jurisdiction over such matters, where such approval or authorization is required by applicable Environmental Laws, (iii) complies with the standards (if any) in the leases for the Leased Real Property as such leases are in effect as of the Closing Date, and (iv) fully resolves any claim related to such Retained Liability. Seller may use the most commercially reasonable and cost-effective method of achieving the Remediation Standard, including the use of commercial, industrial and/or other forms of non-residential cleanup criteria and the use of environmental land use restrictions or similar institutional controls, so long as such restrictions or controls are not prohibited by the leases for the Leased Real Property or impair in any material respect, the Companies' or their Subsidiaries' operations.

      Section 7.9. Sole Remedy.

            (a) Buyer acknowledges and agrees that the remedies provided for in Article VII of this Agreement shall be Buyer's sole and exclusive remedy for monetary damages vis a vis Seller with respect to the subject matter of this Agreement.

            (b) Seller acknowledges and agrees that the remedies provided for in Article VII of this Agreement shall be Seller's sole and exclusive remedy for monetary damages vis a vis Buyer with respect to the subject matter of this Agreement.

                                  ARTICLE VIII

                                   TERMINATION

      Section 8.1. Termination. (a) Notwithstanding anything herein or elsewhere to the contrary, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing as follows:

                  (i)   by the mutual written consent of Buyer and Seller;

                  (ii) by either Seller or Buyer if there shall be any law or regulation that materially restricts the consummation of the transactions contemplated by this Agreement or makes the consummation of the transactions illegal or if a judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining Seller or Buyer from consummating the transactions contemplated by this Agreement shall have been entered, and such judgment, injunction, order or decree shall have become final and nonappealable; provided that a party may not terminate this Agreement pursuant to Section 8.1(a)(ii) if it or its Affiliates' failure to perform its obligations under this Agreement resulted in or substantially contributed to the issuance of such judgment, injunction, order or decree;

                  (iii) by Seller, on the one hand, or by Buyer, on the other hand, if there shall have been a material breach by the other of any of its representations and warranties set forth in this Agreement, which breach would cause one or more of the conditions set forth in Section 6.1 (in the case of a breach by Seller), Section 6.2 (in the case of a breach by Buyer) or Section 6.3 not to be satisfied; provided, that the party whose material breach caused such condition not to be satisfied shall not be entitled to terminate this Agreement pursuant to this Section 8.1(a)(iii); provided, further, that if such breach is of a nature that it may be cured, the non-breaching party shall not be entitled to terminate this Agreement pursuant to this Section 8.1(a)(iii) unless such breach remains uncured 30 days after written notice thereof shall have been received by the party alleged to be in breach;

                  (iv) by Seller, on the one hand, or by Buyer, on the other hand, if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement, which breach would cause one or more of the conditions set forth in Section 6.1 (in the case of a breach by Seller),
Section 6.2 (in the case of a breach by Buyer) or Section 6.3 not to be satisfied; provided, that the party whose material breach caused such condition not to be satisfied shall not be entitled to terminate this Agreement pursuant to this Section 8.1(a)(iv); provided, further, that if such breach is of a nature that it may be cured, the non-breaching party shall not be entitled to terminate this Agreement pursuant to this Section 8.1(a)(iv) unless such breach remains uncured 30 days after written notice thereof shall have been received by the party alleged to be in breach;

                  (v) at the election of the Buyer if, the Closing Financial Statements include any information that (i) was not previously Known by the Buyer and (ii) would be reasonably likely to cause a Material Adverse Effect on the Companies;

                  (vi) at the election of Seller, if the Debt Commitment Letter is not delivered to Seller by the Financing Commitment Delivery Date; and

                  (vii) at the election of Buyer or Seller, if the Closing Date shall not be on or before January 18, 2005 (the "Drop Dead Date").

           Notwithstanding Sections 8.1(a)(ii)-(vii) hereof, a party who is in material breach of any of its obligations or representations and warranties hereunder shall not have the right to terminate this Agreement pursuant to Sections 8.1(a)(ii)-(vii).

            (b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to the other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 8.2.

      Section 8.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement (other than Section 5.4) shall forthwith become void and have no effect except that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or Losses arising out of its willful breach of any provision of this Agreement.

                                   ARTICLE IX

                                 PARENT GUARANTY

      Section 9.1. Representations and Warranties of Parent. Parent represents and warrants to Buyer that:

            (a) It is a limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of its organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

            (b) It has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations under this Article IX. This Agreement has been duly authorized by all necessary limited liability company action on the part of Parent and has been duly and validly executed and delivered by Parent. Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

            (c) Neither the execution and delivery of this Agreement by Parent, nor the consummation of the transactions contemplated hereby and the performance of this Agreement by Parent, assuming that the Governmental Consents have been obtained prior to the Closing, will (i) (x) violate, conflict with, or result in a breach of, or constitute a default (or in the event that, with notice or lapse of time or both, would constitute a default) under, any provision of the organizational documents or operating agreement of Parent or
(y) require consent under, violate, conflict with, or result in a breach, in any material respect, of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate or modify the performance or payment required by, or result in a right of termination, acceleration or modification under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent, any of the Companies or any of the Subsidiaries of the Companies under any of the terms, conditions or provisions of any material Contract to which Parent, Seller, any of the Companies or any of the Subsidiaries of the Companies is a party or to which any of the Parent's, Seller's, Companies' or any of the Subsidiaries' of the Companies properties or assets may be subject, except for such violations which would not have a Material Adverse Effect on Parent, Seller or the Companies, or (ii) violate any Applicable Law or conflict with any of the Parent's, Seller's, Companies' or their Subsidiaries' respective right to fully own and use its properties or assets, except for such violations which would not have a Material Adverse Effect on Parent, Seller or the Companies.

            (d) Set forth on Section 9.1(e) of the Companies Disclosure Schedules is the unaudited balance sheet of Parent as of September 30, 2004 ("Parent's Balance Sheet"). Parent's Balance Sheet was derived from the internal books and records of Parent and fairly presents, in all material respects, the financial position of Parent as of September 30, 2004.

      Section 9.2. Guaranty. Parent hereby absolutely and unconditionally guarantees, as primary obligor and not as surety, the full and punctual payment and performance of all obligations and liabilities of Seller arising under
Article VII (collectively, the "Guaranteed Obligations"). Upon the failure of the Seller to punctually pay any Guaranteed Obligations subject to the terms and conditions of Article VII (including the Seller Basket Amount, the Seller Maximum Amount, the survival period and the procedures set forth in Section 7.3), Parent agrees that Buyer and its Affiliates shall be entitled to enforce directly against Parent any of the Guaranteed Obligations. This guaranty is a guaranty of payment and not of collection. Parent waives any right to require Buyer or its Affiliates to sue the Parent, the Seller or any other Person to enforce its payment against Losses relating to, arising out of or otherwise in connection with the Seller's indemnity obligations under Article VII hereof; provided, that Buyer and its Affiliates shall not be entitled to bring a claim against Parent so long as funds are available in the Escrow Account Letter of Credit to pay such obligations. Prior to any voluntary or involuntary dissolution of Parent, Parent shall have caused with respect to Gerald M. Cohn, a participant of the Georgia Boot Supplemental Executive Retirement Plan (the "SERP"), and provided evidence of the same reasonably satisfactory to Buyer, (a) the payment to such participant in the form of a lump sum equal to the present value of the benefit payable to such participant pursuant to the SERP in lieu of the actual benefit payable to such participant under the SERP or (b) the payment to such participant in the form of an annuity contract, purchased from an independent insurance company, which would provide for a benefit actuarially equivalent to the benefit payable to such participant under the SERP, or (c) deposited in escrow, on terms and with such financial institution reasonably acceptable to Buyer, an amount equal to the benefit actuarially equivalent to the benefit payable to such participant under the SERP to permit the payment of the benefit payable to such participant pursuant to the SERP.

                                   ARTICLE X

                                 MISCELLANEOUS

      Section 10.1. Amendments; Extension; Waiver. Subject to compliance with Applicable Law, this Agreement may be amended, altered or modified by written instrument executed by each of the parties hereto.

      Section 10.2. Entire Agreement. This Agreement, together with the Companies Disclosure Schedule, the Exclusivity Agreement, and the other agreements and instruments of the parties delivered herewith, constitute the entire understanding and agreement of the parties hereto, and supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter hereof; provided, however, in the event of a conflict between the terms of this Agreement and the Exclusivity Agreement, this Agreement shall control. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not expressly embodied in this Agreement or such other agreements and instruments, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

      Section 10.3. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns and pronouns shall include the plural and vice versa. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

      Section 10.4. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      Section 10.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered in person, (b) transmitted by telecopy (with confirmation), (c) mailed by certified or registered mail (return receipt requested and obtained) or (d) delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      If to Parent:                  Strategic Industries LLC
      If to Seller:                  SILLC Holdings LLC
                                     Raritan Plaza 1
                                     Raritan Center, 2nd Floor
                                     Edison, NJ 08818
                                     Attention: Peter F. Reilly
                                     Facsimile: (732) 512-4858

      With copies to:                Dechert LLP
                                     4000 Bell Atlantic Tower
                                     1717 Arch Street
                                     Philadelphia, PA 19103
                                     Attention: John D. LaRocca
                                     Facsimile: (215) 994-2222

      If to Buyer:                   Rocky Shoes and Boots, Inc.
                                     39 East Canal Street
                                     Nelsonville, Ohio 45764
                                     Attention: Mike Brooks
                                     Chairman and Chief Executive Officer
                                     Facsimile: (740) 753-5523

      With a copy to:                Porter, Wright, Morris & Arthur LLP
                                     41 S. High Street
                                     Columbus, Ohio 43215
                                     Attention: Curtis A. Loveland
                                     Facsimile: (614) 227-2100

      Section 10.6. Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and permitted assigns of the parties. Except as set forth in the preceding sentence, nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. Without the prior written consent of each of the other parties hereto, this Agreement and the rights hereunder may not be assigned by any of the parties hereto.

      Section 10.7. Supplemental Disclosure.

            (a) Seller may provide information to Buyer with respect to any matter hereafter arising or discovered which, if existing or known at date of this Agreement, would have been required to be set forth in the Companies Disclosure Schedule; provided, that no such information shall constitute an amendment of the Companies Disclosure Schedule or of any statement, representation or warranty in this Agreement; provided, further, that if Buyer elects to proceed with the Closing, the Companies Disclosure Schedule shall be deemed amended to include such information effective upon the Closing and Buyer shall be precluded from making any claim for Losses under Article VII hereof based on the Companies Disclosure Schedule or any representation or warranty of Seller that has been so supplemented.

            (b) Buyer may provide information to Seller with respect to any matter hereafter arising or discovered which, if existing or known at date of this Agreement, would have been required to be set forth in the Buyer Disclosure Schedule; provided, that no such information shall constitute an amendment of the Buyer Disclosure Schedule or of any statement, representation or warranty in this Agreement; provided, further, that if Seller elects to proceed with the Closing, the Buyer Disclosure Schedule shall be deemed amended to include such information effective upon the Closing and Seller shall be precluded from making any claim for Losses under Article VII hereof based on the Buyer Disclosure Schedule or any representation or warranty of Buyer that has been so supplemented.

      Section 10.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

      Section 10.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof. To the fullest extent permitted by Applicable Law, the parties hereby unconditionally and irrevocably waive any claim to assert that the law of any other jurisdiction governs this Agreement. The parties hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware, and in the absence of such Federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of a court of the State of Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law.

      Section 10.10. Mutual Drafting. The parties hereto have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

      Section 10.11. Certain Understandings. Each of the parties is a sophisticated legal entity or person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereby acknowledges that (i) no party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (including the Companies Disclosure Schedule), (ii) there are no representations or warranties by or on behalf of any party hereto or any of its respective affiliates or representatives other than those expressly set forth in this Agreement, and (iii) the parties' respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                          SILLC HOLDINGS LLC

                                          By: /s/ Peter F. Reilly
                                              ---------------------------
                                          Name: Peter F. Reilly
                                          Title: VP

                                          ROCKY SHOES AND BOOTS, INC.

                                          By: /s/ Mike Brooks
                                              ---------------------------
                                          Name: Mike Brooks
                                          Title: President /CEO

                                          SOLELY FOR PURPOSES OF SECTION 5.13,
                                          SECTION 5.14, ARTICLE VII, ARTICLE IX
                                          AND ARTICLE X HEREOF:

                                          STRATEGIC INDUSTRIES, LLC

                                          By: /s/ Peter F. Reilly
                                              ---------------------------
                                          Name: Peter F. Reilly
                                          Title: EVP and CFO